As filed with the Securities and Exchange Commission on November 2, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROSETTA GENOMICS LTD.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s Name into English)

Israel	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Rosetta Genomics Ltd.
10 Plaut Street, Science Park
Rehovot 76706 POB 4059
Israel
+972-73-222-0700
(Address and telephone number of registrant’s principal executive offices)

With a copy to:
Rosetta Genomics Inc. 3711 Market Street, Suite 740 Philadelphia, Pennsylvania 19104 Attn: President (215) 382-9000	Brian P. Keane, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, Massachusetts, 02111 (617) 542-6000
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Ordinary Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 0.04 per share	5,062,504	$0.715	$3,619,690	$415

(1)
All of the ordinary shares offered hereby are for the account of selling stockholders and consist of 2,025,001 issued and outstanding ordinary shares and 3,037,503 ordinary shares issuable upon the exercise of warrants.  Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional ordinary shares which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of ordinary shares outstanding.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices for the ordinary shares on October 28, 2011, as reported on the NASDAQ Capital Market.

_____________________
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed.  The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 2, 2011

5,062,504 Ordinary Shares

ROSETTA GENOMICS LTD.
_______________________

This prospectus relates to the resale, from time to time, by the selling stockholders named in this prospectus or their pledgees, donees, transferees, or other successors in interest of up to 5,062,504 of our ordinary shares.  These shares consist of 2,025,001 issued and outstanding ordinary shares and 3,037,503 ordinary shares underlying warrants issued to the selling stockholders in connection with a private placement completed on October 19, 2011.

Our ordinary shares are currently listed on the NASDAQ Capital Market under the symbol “ROSG.”  On November 1, 2011, the last reported sale price of our ordinary shares was $0.72 per share.

The selling stockholders may offer and sell any of the ordinary shares from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares.  For additional information on the possible methods of sale that may be used by the selling shareholder, you should refer to the section entitled “Plan of Distribution” elsewhere in this prospectus. We will not receive any proceeds from the sale of any ordinary shares by the selling stockholders.  We do not know when or in what amount the selling stockholders may offer the ordinary shares for sale. The selling stockholders may sell any, all or none of the ordinary shares offered by this prospectus.
_______________________

AN INVESTMENT IN OUR ORDINARY SHARES INVOLVES RISKS.  SEE THE
SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4.
_______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

The date of this prospectus is                                 , 2011

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 we filed with the Securities Exchange Commission, or the SEC, using a shelf registration process. Under the shelf registration process, the selling stockholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus and the documents incorporated by reference herein include important information about us, the ordinary shares being offered by the selling stockholders and other information you should know before investing.  Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all the information provided in the registration statement we filed with the SEC. You should read this prospectus together with the additional information about us described in the sections below entitled “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information.”  You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus.  The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference.  You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.

PROSPECTUS SUMMARY

This summary highlights only some of the information included or incorporated by reference in this prospectus. You should carefully read this prospectus together with the additional information about us described in the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before purchasing our ordinary shares.

Rosetta Genomics

We are seeking to develop and commercialize new diagnostic tests based on a recently discovered group of genes known as microRNAs. MicroRNAs are naturally expressed, or produced, using instructions encoded in DNA and are believed to play an important role in normal function and in various pathologies. We have established a CLIA and CAP-certified laboratory in Philadelphia, which enables us to develop, validate and commercialize our own diagnostic tests applying our microRNA technology.

We believe that we were the first commercial enterprise to focus on the emerging microRNA field, and that as a result, we have developed an early and strong intellectual property position related to the development and commercialization of microRNA-based diagnostics. Using our intellectual property, collaborative relationships with leading commercial enterprises and academic and medical institutions, and expertise in the field of microRNAs, we have initiated microRNA-based diagnostic programs for various cancers. Since late-2008, we have commercially launched five diagnostic tests applying our microRNA technology:

•	miRview® mets - for identification of the tissue of origin of metastases;

•	miRview® squamous - for differentiating squamous from non squamous non-small cell lung cancer (NSCLC);

•	miRview® meso - for differentiating mesothelioma from carcinomas in the lung and pleura;

•	miRview® mets2 - expands the utility of our miRview® mets test for identification of the tissue of origin of metastases and primary tumors; and

•
miRview® lung - for differentiating neuroendocrine tumors from NSCLC, and then further subtyping neuroendocrine tumors into small cell lung cancer and carcinoid, and subtyping NSCLC tumors into squamous and non-squamous.

We currently have distribution agreements with respect to these tests covering Australia, Canada, Greece, India, Israel, New Zealand, Qatar, Saudi Arabia, Singapore, Turkey and the United Arab Emirates. All of these distribution agreements call for samples to be sent to our CLIA-certified laboratory in Philadelphia for analysis In addition, in October 2011, we entered into a license agreement with Avatao Biotech pursuant to which we granted Avatao exclusive rights to market and perform  our miRview® mets and miRview® mets2 tests in China. Avatao will also have exclusive rights to market and perform one additional test in China, to be selected by Avatao within one year..

We are in the final stages of development of miRview® kidney, a test we are developing to accurately identify four histological types of renal or kidney tumors.  We are also in different stages of development of the following two new microRNA-based tests, although given current level of resources, the development of these tests is largely on hold:

•	miRview® bladder. This test is intended to stratify superficial bladder cancer patients into different risk groups.

•	miRview® meso prognosis. This test is intended to sub-classify mesothelioma patients based on their prognosis.

In addition, we are in the discovery stage of different body fluid-based diagnostic tests for other potential indications as part of our longer-term pipeline. We have recently prioritized three body fluid-based projects for the following indications, but given current level of resources, we are focusing our current efforts on the Heart Failure indication:

•
Heart Failure (HF) – We performed  a proof of concept (POC) study to identify microRNA signatures for HF syndrome in blood and to assess the feasibility to develop a minimally-invasive microRNA based stratification test for HF. We are currently collecting additional samples to enlarge the cohort.

•
Preeclampsia - We performed a small POC study on women in their first trimester of their pregnancy, and identified potential microRNA biomarkers in a subset of the women that might indicate the development of preeclampsia in later stages of their pregnancy.

•
Early detection of lung and other cancers - We performed a POC study to identify potential microRNA biomarkers in blood of lung-cancer patients in order to assess the feasibility to develop a minimally-invasive microRNA based test for early diagnosis of the disease.  .

MicroRNAs also represent potential targets for the development of novel drugs. We worked with Regulus Inc. on research for a therapeutic for the treatment of liver cancer based on inhibiting a microRNA. We identified a microRNA target, and have shown in in-vivo studies that inhibiting this microRNA significantly reduces tumor growth.

We are also participating in the Rimonim Consortium, which is supported by the Office of the Chief Scientist at the Ministry of Industry, Trade and Labor of the State of Israel, or the OCS. The aim of this consortium is to develop technologies for the use of short interfering RNA, or siRNA, and microRNA mimetics for therapeutics.  In this consortium we will develop novel microRNA mimetic molecules with novel chemical modifications, as well as novel delivery systems for microRNAs and novel analytical methods to detect siRNAs and microRNAs. The consortium includes six companies and five academic groups. The transfer of know-how developed in the framework of the consortium or rights to manufacture based on and/or incorporating such know-how to third parties which are not members of the consortium requires the consent of the OCS.

The Private Placement

On October 19, 2011, we closed a private placement transaction, which we refer to herein as the Private Placement.  In the Private Placement, we sold an aggregate of (1) 2,025,001 of our ordinary shares at a price of $0.75 per share, (2) warrants to purchase up to an aggregate of 2,025,001 ordinary shares at an exercise price of $1.00 per share, which we refer to herein as the Series A Warrants, and (3) warrants to purchase up to an aggregate of 1,012,502 ordinary shares at an exercise price equal to the greater of $0.01 or NIS 0.04 per share, which we refer to herein as the Series B Warrants.

The Series A Warrants were exercisable immediately upon issuance, expire on October 19, 2016 and the exercise price is subject to future adjustment for various events, such as stock splits or dilutive issuances. Each Series B Warrant will be automatically exercised on a cashless basis on the 11th trading day following the effective date of the registration statement of which this prospectus is a part with respect to a number of ordinary shares equal to the difference between (a) the quotient obtained by dividing (1) 200% of the maximum number of ordinary shares issuable pursuant to such Series B Warrant multiplied by $0.75 by (2) the greater of $0.50 and 80% of the average of the volume weighted average price for the 10 days immediately following the effective date of the registration statement of which this prospectus is a part and (b) the maximum number of ordinary shares issuable pursuant to such Series B Warrant multiplied by 2.  In the event that 80% of the average of the volume weighted average price for the 10 days immediately following the effective date of the registration statement of which this prospectus is a part exceeds $0.75, the Series B Warrants terminate.

We also entered into a Registration Rights Agreement with the investors in the Private Placement, pursuant to which we were required to file a registration statement on Form F-3, of which this prospectus is a part, within 20 days of the closing of the Private Placement to cover the resale of the ordinary shares sold in the Private Placement and the ordinary shares issuable upon exercise of the Series A Warrants and Series B Warrants issued in the Private Placement.

Rodman & Renshaw, LLC served as placement agent in the Private Placement and received a fee of $91,125 and a warrant to purchase up to 50,625 ordinary shares on the same terms as the Series A Warrants for its services.

Corporate Information

We were incorporated under the laws of the State of Israel on March 9, 2000 as Rosetta Genomics Ltd., an Israeli company. The principal legislation under which we operate is the Israeli Companies Law, 5759-1999, as amended, or the Companies Law. Our principal executive office is located at 10 Plaut Street, Science Park, Rehovot 76706 Israel, and our telephone number is + 972-73-222-0700. Our wholly owned subsidiary, Rosetta Genomics Inc., which was incorporated in Delaware on April 21, 2005, is located at 3711 Market Street, Suite 740, Philadelphia, Pennsylvania 19104, and its telephone number is (215) 382-9000. Rosetta Genomics Inc. serves as our agent for service of process in the United States. On February 4, 2010, we established Rosetta Green Ltd., an Israeli Company, which is a controlled subsidiary. Our web site address is www.rosettagenomics.com. The information on our web site is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

Reverse Stock Split

On July 6, 2011, we effected a one-for-four reverse split of our share capital, which we refer to herein as the reverse stock split.  As a result of the reverse stock split, every four ordinary shares issued and outstanding prior to the opening of trading on July 7, 2011 was consolidated into one issued and outstanding share, with a change in the nominal par value per share from NIS 0.01 to NIS 0.04.  Unless otherwise noted, all share information and price per share information in this prospectus reflects the reverse stock split.

The Offering

Ordinary shares offered by the selling stockholders

Up to 5,062,504 of our ordinary shares, consisting of 2,025,001 issued and outstanding ordinary shares and 3,037,503 ordinary shares underlying warrants issued to the selling stockholders in connection with the Private Placement.

Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares offered by this prospectus.
NASDAQ Capital Market Symbol	ROSG

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. In deciding whether to invest, you should carefully consider the following risk factors, as well as the other information contained in and incorporated by reference into this prospectus, including our consolidated financial statements and the related notes incorporated by reference into this prospectus. Any of the following risks could have a material adverse effect on our business, financial condition, results of operations and prospects and cause the value of our ordinary shares to decline, which could cause you to lose all or part of your investment.

Risks Related to Our Business, Our Financial Results and Need for Financing

The approach we are taking to discover and develop novel diagnostics and therapeutics is new and may never lead to commercially accepted products.

We have concentrated our research and development efforts on diagnostics and therapeutics in the new field of microRNAs. To date, we have commercialized only five diagnostic tests: miRview® mets, miRview® meso and miRview® squamous, which were launched in late 2008, miRview® mets2, which was launched in December 2010, and miRview® lung, which was launched in July 2011.  These tests have achieved very limited commercial success. The scientific discoveries that form the basis for our efforts to develop diagnostics and therapeutics are relatively new, and the scientific evidence to support the feasibility of developing products based on these discoveries is limited. Further, our focus solely on developing microRNA-based diagnostics and therapeutics as opposed to multiple or more proven technologies for the development of diagnostics and therapeutics increases the risks associated with the ownership of our ordinary shares. If we or a collaborative partner are not successful in commercializing our existing diagnostic tests or developing and commercializing additional microRNA-based tests or products, our business may fail.

Because we have a short operating history, there is a limited amount of information about us upon which our business and prospects can be evaluated.

Our operations began in 2000, and we have only a limited operating history upon which our business and prospects can be evaluated. In addition, as an early-stage company, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biotechnology area. For example, to execute our business plan, we will need to successfully:

•	build and maintain a strong intellectual property portfolio;
•	execute development activities using an unproven technology;
•	execute marketing and distribution activities;
•	continue to develop and maintain successful strategic relationships;
•	manage our spending while costs and expenses increase as we expand our efforts to discover, develop and commercialize diagnostics and therapeutics based on microRNAs; and
•	gain commercial and, if applicable, regulatory acceptance of our tests and products.

If we are unsuccessful in accomplishing these objectives, we may not be able to raise capital, develop tests or products, expand our business or continue our operations.

We have a history of losses and may never be profitable.

We have experienced significant operating losses since our inception in 2000, and as of June 30, 2011, we had an accumulated deficit of $80.4 million. We had net loss attributable to Rosetta Genomics after discontinued operation of $14.8 million for the year ended December 31, 2010 and $4.2 million for the six months ended June 30, 2011. Our net loss attributable to Rosetta Genomics before discontinued operation for the year ended December 31, 2010 was $14.2 million and $4.2 million for the six months ended June 30, 2011. We anticipate that the majority of any revenues we generate over the next several years will be from the sale of diagnostic tests using our microRNA technology, including our currently marketed tests, and our existing and future collaborations and licensing arrangements. We cannot be certain, however, that diagnostic tests based on our technologies, including our currently marketed tests, will be successfully commercialized or that our existing collaborations will be successful or achieve any milestones that may be required to receive payments or that. If we are unable to secure significant revenues from the sale of tests and our collaborations, we may be unable to continue our efforts to discover, develop and commercialize microRNA-based diagnostics and therapeutics without raising additional funds from other sources.

We will require substantial additional funds to complete our research and development activities and, if additional funds are not available, we may need to significantly scale back or cease our operations.

We have used substantial funds to discover, develop and protect our microRNA tests and technologies and will require substantial additional funds to conduct further research and development, including any required preclinical testing and clinical trials of any diagnostic test or therapeutic product, and to manufacture and market any tests or products that are approved for commercial sale. Because the successful development and commercialization of microRNA-based diagnostics and therapeutics is uncertain, we are unable to estimate the actual funds we will require to develop, obtain required regulatory approval and commercialize them. The timing of our need for additional funds will depend on a number of factors, many of which are difficult to predict or are outside of our control, including:

•	the timing, receipt and amount of sales, if any, by us of any approved tests or products;
•	the timing, receipt, and amount of milestone, royalty and other payments from present and future collaborators, if any;
•	the resources, time and costs required to initiate and complete development and any required preclinical studies and clinical trials, and obtain any required regulatory approvals;
•	progress in our research and development programs; and
•	costs necessary to protect our intellectual property.

Based on our current operations, our existing funds, including the proceeds from the Private Placement, will only be sufficient to fund operations through the end of 2011. In October 2011, we implemented a significant restructuring to reduce expenses and are also exploring strategic initiatives, which, if successful, would allow us to continue operations late into the third quarter of 2012.  However, we will require significant additional funding. We intend to seek funding through collaborative arrangements and public or private equity offerings and debt financings. Additional funds may not be available to us when needed on acceptable terms, or at all. Furthermore, the terms of the Private Placement restrict us from conducting an equity financing until 30 days following the effective date of the registration statement of which this prospectus is a part..  In addition, the terms of any financing may adversely affect the holdings or the rights of our existing shareholders. For example, if we raise additional funds by issuing equity securities, further dilution to our then-existing shareholders may result. Debt financing, if available, may involve restrictive covenants that could limit our flexibility in conducting future business activities. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies, tests or products in development or approved tests or products that we would otherwise pursue on our own. We also may monetize certain assets, such as the shares of  Rosetta Green held by us, subject to certain limitations and restrictions imposed on us. Our failure to raise capital when needed will materially harm our business, financial condition and results of operations.

Fluctuations in currency exchange rates of the New Israeli Shekel vs. the U.S. dollar may have a significant impact on our reported results of operations.

Fluctuations in currency exchange rates may have a significant impact on our reported results of operations. Although our reporting currency is the U.S. dollar, significant portions of our expenses are denominated in New Israeli Shekels, or NIS. In periods when the U.S. dollar is devalued against the NIS, our reported results of operations may be adversely affected.  In addition, fluctuations in currencies may result in valuation adjustments in our assets and liabilities which could affect our reported results of operations.

Fluctuations in our share price may have a significant impact on our reported liabilities and reported results of financial income or expenses.

Fluctuations in our share price may have a significant impact on our reported liabilities because certain outstanding warrants are classified as liabilities measured at fair value each reporting period until they are exercised or expire, with changes in the fair values being recognized in our statement of operations as financial income or expense. In periods when share price is ascending, the reported liability and the reported results of financial expense are adversely affected.

Risks Related to Our Intellectual Property

If we are not able to obtain and enforce patent protection for our discoveries, our ability to develop and commercialize microRNA-based diagnostics and therapeutics will be harmed.

Our success depends, in large part, on our ability to protect proprietary methods and technologies that we develop under the patent and other intellectual property laws of the U.S., Israel and other countries, so that we can prevent others from unlawfully using our inventions and proprietary information. As of October 24, 2011, our patent portfolio included a total of 20 issued U.S. patents, one issued Australian patent, two  issued Israeli patent, 91 pending patent applications worldwide, consisting of 32 U.S. patent applications, three of which received notice of allowance, five PCT applications, 19 applications that were nationalized in Europe, 19 applications nationalized in Israel,  four applications nationalized in Japan and six applications nationalized in Australia, four nationalized in Canada, two applications nationalized in China and one application that was nationalized in each of Korea and India. There can be no assurance, however, that any of these pending patent applications will result in issued patents. The patent position of pharmaceutical or biotechnology companies, including ours, is generally uncertain and involves complex legal and factual considerations, and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated, or circumvented. Furthermore, the standards that the U.S. Patent and Trademark Office, or PTO, and its foreign counterparts use to grant patents are not always applied predictably or uniformly and may change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in pharmaceutical or biotechnology patents, and a recent court case involving Myriad Genetics, Inc. has created additional uncertainty regarding the ability to patent human genes. Furthermore, the field of microRNAs is new and developing. Accordingly, there is significant uncertainty about what patents will be issued, and what their claims may cover. It is likely that there will be significant litigation and other proceedings, such as interference proceedings and opposition proceedings, in certain patent offices, relating to patent rights in the microRNA field. Others may attempt to invalidate our intellectual property rights. Even if our rights are not directly challenged, disputes among third parties could lead to the weakening or invalidation of our intellectual property rights. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed in any patents issued to us or to others. Additionally, the mere issuance of a patent does not guarantee that it is valid or enforceable, so even issued patents may not be valid or enforceable against third parties.

In addition, we cannot be certain that we hold the rights to the technology covered by our pending patent applications or to other proprietary technology required for us to commercialize our proposed tests and products. Because certain U.S. patent applications are confidential until patents issue, and because certain applications will not be filed in foreign countries, third parties may have filed patent applications for technology covered by our pending patent applications without our being aware of those applications, and our patent applications may not have priority over those applications. For this and other reasons, we may be unable to secure desired patent rights, thereby losing desired exclusivity. Thus, it is possible that one or more organizations will hold patent rights to which we will need a license. If those organizations refuse to grant us a license to such patent rights on reasonable terms, we will not be able to market our tests and products.

If we become involved in patent litigation or other proceedings related to a determination of rights, we could incur substantial costs and expenses, substantial liability for damages or be required to stop our development and commercialization efforts.

A third party may sue us for infringing its patent rights. Likewise, we may need to resort to litigation to enforce a patent issued or licensed to us or to determine the scope and validity of third-party proprietary rights. In addition, a third party may claim that we have improperly obtained or used its confidential or proprietary information. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our management’s efforts. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources, and we may not have sufficient resources to adequately enforce our intellectual property rights. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations.

If we are found to infringe upon intellectual property rights of third parties, we could be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such parties’ patent rights. In addition to any damages we might have to pay, a court could require us to stop the infringing activity or obtain a license. If we fail to obtain a required license and are unable to design around a patent, we may be unable to effectively market some of our technology, tests and products, which could limit our ability to generate revenues or achieve profitability and possibly prevent us from generating revenues sufficient to sustain our operations. Moreover, we expect that a number of our collaborations will provide that royalties payable to us for licenses to our intellectual property may be offset by amounts paid by our collaborators to third parties who have competing or superior intellectual property positions in the relevant fields, which could result in significant reductions in our revenues from tests or products developed through collaborations.

We license patent rights from third-party owners. If such owners do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects will be harmed.

We are a party to license agreements that give us rights to third-party intellectual property that we believe may be necessary or useful for our business, such as our agreements with The Rockefeller University, Max Planck Innovation GmbH, or Max Planck, and Johns Hopkins University. We intend to enter into additional licenses of intellectual property with third parties in the future. Our success will depend in part on the ability of our licensors to obtain, maintain and enforce patent protection for our licensed intellectual property, in particular, those patents to which we have secured exclusive rights. Our licensors may not successfully prosecute the patent applications which we have licensed. Even if patents issue in respect of these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property we license, other companies might be able to offer substantially identical tests or products for sale, which could adversely affect our competitive business position and harm our business prospects.

If we fail to comply with our obligations under any licenses or related agreements, we could lose license rights that may be necessary for developing microRNA-based diagnostics and therapeutics.

Our current licenses impose, and any future licenses we enter into are likely to impose, various development, commercialization, funding, royalty, diligence, sublicensing, insurance and other obligations on us. Such obligations may include:

•	royalty payments;
•	annual maintenance fees;
•	payment of fees relating to patent prosecution, maintenance and enforcement;
•	maintaining insurance coverage; and
•	using commercially reasonable efforts to develop tests and products using the licensed technology.

If we breach any of our obligations under our licenses, the licensor may have the right to terminate the license, which could result in our being unable to develop, manufacture and sell tests or products that are covered by the licensed technology or a competitor’s gaining access to the licensed technology.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

We also rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. In order to protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our collaborators, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Risks Related to Development, Clinical Testing and Regulatory Approval of Diagnostics and Therapeutics

We are subject to a variety of regulatory frameworks.

We are subject to a variety of laws enforced by the U.S. federal government and the states in which we conduct, business, including the Clinical Laboratory Improvement Amendments of 1988, or CLIA, and state clinical laboratory licensure laws and regulations, and the Federal Food, Drug, and Cosmetic Act and related regulations. The growth of our business may increase the potential of violating these laws. Any action brought against us for violation of these laws or regulations, even if we or they successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of these laws and regulations, we may be subject to applicable penalties associated with the violation, including civil and criminal penalties, damages and fines, and we could be required to curtail or cease operations. Any of the foregoing consequences could seriously harm our business and our financial results.

If we do not comply with governmental regulations applicable to our CLIA-certified laboratory, we may not be able to continue our operations.

The operations of our laboratory in Philadelphia are subject to regulation by numerous federal, state and local governmental authorities in the United States. The laboratory holds a CLIA certificate of compliance and is licensed by the Commonwealth of Pennsylvania, which enables us to provide testing services to residents of most other states.  We have also obtained licenses from California, Maryland, Rhode Island, and Florida, and hold approvals from New York for our miRview® mets, miRview® squamous and  miRview® meso tests.  We plan to obtain licenses from other states and additional test approvals from New York as required. In addition, we are accredited by the College of American Pathologists, or CAP. The CAP Laboratory Accreditation Program is an internationally recognized program that utilizes teams of practicing laboratory professionals as inspectors, and accreditation by CAP can also be used to meet CLIA and state certification requirements.

CLIA is a federal law that regulates clinical laboratories that perform testing on human specimens for the purpose of providing information for the diagnosis, prevention or treatment of disease. CLIA imposes quality standards for laboratory testing to ensure the accuracy, reliability and timeliness of reporting patient test results. CLIA-certified laboratories are subject to survey and inspection every two years. Moreover, CLIA or state inspectors may make random inspections of these laboratories. If we were to lose our CLIA certification or our state licenses, or if they are limited in scope, we would no longer be able to continue our testing operations which would have a material adverse effect on our business.

Any diagnostic tests that may be developed by us or others using our microRNA technology may be subject to regulatory approval, which can be lengthy, costly and burdensome.

Although the U.S. Food and Drug Administration, or FDA, has consistently stated that it has the authority to regulate all clinical laboratory tests as medical devices, it has generally exercised enforcement discretion in not otherwise regulating most tests developed and validated at the high complexity CLIA-certified laboratory at which the test is performed.  These tests are known as laboratory-developed tests, or LDTs.  Our currently marketed tests were launched as LDTs by our CLIA–certified clinical laboratory operating in Philadelphia, Pennsylvania. In 2010, however, the FDA indicated that it was reviewing the regulatory requirements that will apply to LDTs, and held a two-day public meeting on July 19 and 20, 2010, to obtain input from stakeholders on how it should apply its authority to implement a reasonable risk-based and effective regulatory framework for LDTs.  The FDA has not indicated when or how those changes will be implemented, but it left little doubt that changes are forthcoming and has already published draft guidance on how some components of LDTs may be regulated.  We are monitoring this development carefully, and although we intend to continue to launch new clinical tests as LDTs in our CLIA-certified laboratory, we cannot provide any assurance that FDA regulation, including pre-market clearance or  approval, will not be required in the future for LDTs applying our microRNA technology. If pre-market clearance or approval is required, our business could be negatively impacted because we would have to obtain the data that will be required by the FDA and because our CLIA-certified laboratory may be required to stop offering our tests until they are cleared or approved by the FDA.

Diagnostic tests based on our microRNA technology may require clinical testing, which can be lengthy, costly and burdensome.

If the FDA decides to require pre-market clearance or approval of tests based on our microRNA technology, it may require us to perform clinical trials prior to submitting a marketing application. If we or laboratories licensing our microRNA technology are required to conduct clinical trials, whether using prospectively acquired samples or archival samples, delays in the commencement or completion of clinical testing could significantly increase development costs and delay commercialization. The commencement of clinical trials may be delayed due to our inability to obtain a sufficient number of patient samples, which is a function of many factors, including the size of the targeted patient population and the nature of the disease or condition being studied. It also may be necessary to engage contract research organizations, or CROs, to perform data collection and analysis and other aspects of these clinical trials, which might increase the cost and increase the time to completion.

We may be unable to obtain regulatory approval of any therapeutic product that we or a collaborator may develop.

Any therapeutic product that we or our collaborators may develop will be subject to extensive governmental regulations including those relating to development, clinical trials, manufacturing and commercialization. Rigorous preclinical testing, the performance of  clinical trials and an extensive regulatory review process are required to be successfully completed in the United States and in many foreign jurisdictions before a new therapeutic product can be sold. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. The time required to obtain FDA and other approvals for therapeutic products is unpredictable but typically exceeds several years. It is possible that none of the therapeutic products we or our collaborators may develop will obtain the appropriate regulatory approvals necessary for us or our collaborators to begin selling them.

Furthermore, the FDA has not yet established any definitive policies, practices or guidelines in relation to the newly discovered class of therapeutic products we seek to develop. The lack of such policies, practices or guidelines may hinder or slow review by the FDA of any regulatory filings that we or our collaborators may submit. Moreover, the FDA may respond to these submissions by defining requirements we may not have anticipated. Such responses could lead to significant delays in the approval of therapeutic products. Any delay or failure in obtaining required approvals could have a material adverse effect on our ability to generate revenues from a particular therapeutic product.

Furthermore, any regulatory approval to market a therapeutic product may be subject to limitations on the indicated uses. These limitations may limit the size of the market for the therapeutic product. Any therapeutic product that we or our collaborators may develop will also be subject to numerous foreign regulatory requirements governing the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement among other things. The foreign regulatory approval process includes all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Therefore, approval by the FDA of a therapeutic product does not assure approval by regulatory authorities outside the United States or vice versa.

We have no experience in conducting, managing or sponsoring clinical trials for potential therapeutic products.

We have no experience in conducting and managing the clinical trials necessary to obtain regulatory approvals for any therapeutic product, and we intend to rely on third parties such as CROs, medical institutions and clinical investigators to perform these functions.  Our reliance on third parties for clinical development activities reduces our control over these activities.  Third-party contractors may not complete activities on schedule, or may not conduct clinical trials in accordance with regulatory requirements or our trial design. If these third parties do not successfully carry out their contractual duties or meet required performance standards or expected deadlines, we might be required to replace them or the data that they provide could be rejected, all of, which may result in a delay of the affected trial.

If we or our collaborators, or any third-party manufacturers with which we may enter into agreements in the future, fail to comply with regulatory requirements, we or they could be subject to enforcement actions, which could affect our ability to market and sell microRNA-based diagnostics and therapeutics and may harm our reputation.

If we or our collaborators, or any third-party manufacturers with which we may enter into agreements in the future fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could affect our ability to successfully develop, market and sell diagnostic tests or therapeutic products using our microRNA technology and could harm our reputation and lead to reduced acceptance of such tests or products by the market. These enforcement actions include:

•	warning letters;
•	recalls, public notification or medical product safety alerts;
•	restrictions on, or prohibitions against, marketing such tests or products;
•	restrictions on importation of such tests or products;
•	suspension of review or refusal to approve new or pending applications;
•	withdrawal of product approvals;
•	product seizures;
•	injunctions;
•	civil and criminal penalties and fines; and
•	debarment or other exclusions from government programs.

If we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

There are a number of federal and state laws protecting the confidentiality of individually identifiable patient health information, including patient records, and restricting the use and disclosure of that protected information that we are subject to. In particular, the U.S. Department of Health and Human Services promulgated patient privacy rules under the Health Insurance Portability and Accountability Act of 1996, or HIPAA. These privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. If we are found to be in violation of the privacy rules under HIPAA, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business. Claims that we have violated individuals' privacy rights, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.

Our research and development activities involve the use of hazardous and chemicals materials, and we maintain quantities of various flammable and toxic chemicals in our facilities in Israel and the United States. We believe our procedures for storing, handling and disposing these materials in our Israel and U.S. facilities comply with the relevant guidelines of the State of Israel and the United States. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards mandated by applicable regulations, the risk of accidental contamination or injury from these materials cannot be eliminated.  If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

If we do not comply with laws regulating the use of human tissues, our business could be adversely affected.

We use human tissue samples for the purpose of development and validation of our tests. Our access and use of these samples is subjected to government regulation, in the U.S., Israel and elsewhere and may become subject to further regulation. For example, the Israeli Ministry of Health requires compliance with the principles of the Helsinki Declaration, the Public Health Regulations (Clinical Trials in Human Subjects) 1980, the provisions of the Guidelines for Clinical Trials in Human Subjects and the provisions of the current Harmonized Tripartite Guideline for Good Clinical Practice. Our failure to comply with these or similar regulations could impact our business and results of operations.

Risks Related to Competition and Commercialization

We have only recently launched internal U.S. sales and marketing efforts.  If these efforts are not successful, it would have a material adverse effect on our business and financial condition.

In November 2010, we reacquired the U.S. commercial rights to our diagnostic tests and in May 2011, we launched a team of oncology sales specialists to market our tests to oncologists in the U.S.  If this team is not successful in marketing and selling our tests in the U.S., it would have a material adverse effect on our business and financial condition.

The intensely competitive biotechnology market could diminish demand for our tests and products.

The biopharmaceutical market is intensely competitive and rapidly changing.  Many diagnostic, pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations are pursuing the research of technologies and development of novel diagnostic tests and therapeutic products for the same diseases that we and others who may develop products based on our microRNA technology are targeting or may target. We and they will face intense competition from tests and products that have already been approved and accepted by the medical community for the diseases for which we or they may develop tests or products. We and others who may develop products based on our microRNA technology may also face competition from new tests or products that enter the market. We believe a significant number of tests and products are currently under development, and may become commercially available in the future, for the diseases for which we, our collaborators, or third-party licensees may try to develop tests and products. In addition to the competition we face from existing tests and products in development, we and others who may develop products based on our microRNA technology will also face competition from other companies working to develop novel tests and products using technology that competes more directly with our microRNA technologies. We are aware of several other companies that are working to develop microRNA-based diagnostics and therapeutics, including Combimatrix Corporation, Alnylam Pharmaceuticals, Inc., Asuragen Inc., the Celera Corporation, Exiqon A/S, Life Technologies Corporation, Isis Pharmaceuticals, Merck & Co., Inc., Santaris Pharma A/S, Regulus Therapeutics and others. In addition, we face competition from companies that have developed or are developing diagnostic tests based on other non-microRNA technologies such as Pathwork Diagnostics, Inc. and Biotheranostics, Inc. Any of these companies may develop microRNA-based tests or products more rapidly and more effectively than we or our collaborators will.  If we are unable to compete effectively with existing tests and products, new treatment methods and new technologies, we and others who may develop products based on our microRNA technology may be unable to commercialize any diagnostic tests or therapeutic products that we or they develop.

Many of our competitors have:

•	much greater financial, technical and human resources than we have at every stage of the discovery, development, manufacture and commercialization process;
•	more extensive experience in preclinical testing, conducting clinical trials, obtaining regulatory approvals, and in manufacturing and marketing diagnostics and therapeutics;
•	tests or products that have been approved or are in late stages of development; and
•	collaborative arrangements in our target markets with leading companies and research institutions.

Our competitors may develop or commercialize tests or products with significant advantages over any diagnostic tests or therapeutic products we, our collaborators or third-party licensees may develop. Our competitors may therefore be more successful in commercializing their tests and products than we, our collaborators, or third party licensees are, which could adversely affect our competitive position and business.

Health insurers and other third-party payors may decide not to cover our diagnostic products or may provide inadequate reimbursement, which could jeopardize our commercial prospects.

In the United States, private and government payors decide whether to cover a new diagnostic test, the amount that it will pay for a covered test and the specific conditions for reimbursement.  Each third-party payor makes its own decision about which tests it will cover and how much it will pay, although many payors will follow the lead of Medicare.  As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of each of our tests to each payor separately, with no assurance that approval will be obtained.  If third-party payors decide not to cover our diagnostic tests or if they offer inadequate payment amounts, our ability to generate revenue from our diagnostic tests could be limited.  Even if one or more third-party payors decides to reimburse for our tests, a third-party payor may stop or lower payment at any time, which would reduce revenue.  We cannot predict whether third-party payors will cover our tests or offer adequate payments. We also cannot predict the timing of such decisions.  In addition, physicians or patients may decide not to order our tests if third-party payments are inadequate, especially if ordering the test could result in financial liability for the patient.

Payment for diagnostic tests furnished to Medicare beneficiaries in most instances is made based on a fee schedule set by the Centers for Medicare and Medicaid Services. In recent years, payments under these fee schedules have decreased and may decrease more, which could jeopardize our commercial prospects.  Reimbursement decisions in the European Union and in other jurisdictions outside of the United States vary by country and regions and there can be no assurance that we will be successful obtaining adequate reimbursement.

In addition, reimbursement outside the United States varies by country, and we cannot predict if our products will be reimbursed outside of the United States and the timing of such reimbursement.

Changes in healthcare policy could increase our costs, decrease our revenues and impact sales of and reimbursement for our tests.

In March 2010, the President of the United States signed the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, referred to collectively herein as the ACA. This law substantially changes the way health care will be financed by both governmental and private insurers, and significantly impacts our industry. The ACA contains a number of provisions that are expected to impact our business and operations, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse, which will impact existing government healthcare programs and will result in the development of new programs.

Additional provisions of the ACA may negatively affect our revenues. For example, the ACA mandates a reduction in payments for clinical laboratory services paid under the Medicare Clinical Laboratory Fee Schedule of 1.75% for the years 2011 through 2015. This adjustment is in addition to a productivity adjustment to the Clinical Laboratory Fee Schedule.  It also imposes an excise tax of 2.3% on the sales of medical devices beginning in 2013.

In addition to the ACA, there will continue to be proposals by legislators at both the federal and state levels, regulators and third-party payors to keep these costs down while expanding individual healthcare benefits. Certain of these changes could impose additional limitations on the prices we will be able to charge for our tests or the amounts of reimbursement available for our tests from governmental agencies or third-party payors. While in general it is too early to predict specifically what effect the ACA and its implementation or any future healthcare reform legislation or policies will have on our business, current and future healthcare reform legislation and policies could have a material adverse effect on our business and financial condition.

The market may not be receptive to any diagnostic tests or therapeutic products using our microRNA technology upon their commercial introduction.

Any diagnostic tests or therapeutic products using our microRNA technology that we, our collaborators or third-party licensees have developed or are developing are based upon new technologies or diagnostic or therapeutic approaches. Key participants in pharmaceutical marketplaces, such as physicians, third-party payors and consumers, may not accept a microRNA-based approach. As a result, it may be more difficult for us, our collaborators or third-party licensees to convince the medical community and third-party payors to accept and use such tests and products. Other factors that we believe will materially affect market acceptance of diagnostic tests or therapeutic products using our microRNA technology include:

•	the timing of any marketing approvals, the terms of any approvals and the countries in which approvals are obtained;
•	the success of physician education programs;
•	the availability of alternative diagnostics and therapeutics; and
•	the pricing of such tests or products, particularly as compared to alternatives.

Risks Related to Our Dependence on Third Parties

We are largely dependent upon our distributors for the success of commercialization of our current diagnostic tests.

We currently have the following distribution agreements relating to our diagnostic tests:

•	with Teva Pharmaceutical Industries Ltd., pursuant to which Teva has the right to distribute these tests in Turkey and Israel;
•	with Warnex Medical Laboratories, a division of Warnex, Inc., pursuant to which Warnex has the exclusive right to distribute these tests in Canada;
•	with Genekor S.A., pursuant to which Genekor has the exclusive right to distribute these tests in Greece;
•	with Super Religare Laboratories Limited (SRL), pursuant to which SRL has the non-exclusive right to distribute these tests in India, Saudi Arabia, Qatar and the United Arab Emirates; and
•	with Genetic Technologies Limited (GTL), pursuant to which GTL has the right to distribute these tests in Australia, New Zealand and Singapore.

In addition in June 2011, we entered into an exclusive agreement with PACE Claims Services LLC to provide educational and marketing services for our miRview® meso diagnostic test to defendants and insurers in mesothelioma cases.  In October 2011, we also entered into a license agreement with Avatao Biotech pursuant to which we granted Avatao exclusive rights to market and perform our miRview® mets and miRview® mets2 tests in China. Avatao will also have exclusive rights to market and perform one additional test in China, to be selected by Avatao within one year.  We are largely dependent upon these distributors for the commercial success of our tests outside of the United States.  The potential revenues from these agreements consist of contingent payments based on the sale of our products. These payments will depend upon our collaborators’ ability to devote the necessary resources to successfully commercialize these tests. In addition, if any of our current or potential future distributors were to breach or terminate its agreement with us, the commercialization of these tests could be adversely affected because we may not have sufficient financial resources or capabilities to successfully commercialize these tests on our own or find other partners.

If any of our distributors does not devote sufficient time and resources to the collaboration or if a collaboration is breached or terminated, we may not realize the potential commercial benefits of the arrangement, and our results of operations may be adversely affected.

We may not be able to execute our business strategy if we are unable to enter into additional collaborations with other companies that can provide capabilities and funds for the development and commercialization of our microRNA-based diagnostics and therapeutics.

We have limited capabilities for sales, marketing, distribution and product development, including obtaining regulatory approval of therapeutic products. Accordingly, we may enter into additional collaborations with pharmaceutical, biotechnology or diagnostic companies to jointly develop specific tests or products and to jointly commercialize them if they are approved. In such collaborations, we would expect our collaborators to provide substantial capabilities in clinical development, regulatory affairs, marketing and sales. While such agreements could provide us with an opportunity to develop and commercialize tests and products, they may necessitate a reliance on our collaboration partner in numerous aspects of the research and development, regulation, manufacturing, marketing and sales of these tests and products. We may not be successful in entering into any additional collaborations on favorable terms or maintaining any such collaborations into which we enter.  In addition, while such agreements would provide us with opportunities, they would also require us to share the down-stream profits with our collaborators, thereby reducing our ability to fully capitalize on sales.

If any collaborator terminates or fails to perform its obligations under agreements with us, the development and commercialization of our tests and products could be delayed or terminated.

Our expected dependence on collaborators for certain capabilities and funding means that our business would be adversely affected if any collaborator terminates its collaboration agreement with us or fails to perform its obligations under that agreement. Our current or future collaborations, if any, may not be scientifically or commercially successful. Disputes may arise in the future with respect to the ownership of rights to tests or products developed with collaborators, which could have an adverse effect on our ability to develop and commercialize any affected test or product. If a collaborator terminates its collaboration with us, for breach or otherwise, it could be difficult for us to attract new collaborators and it could adversely affect how we are perceived in the business and financial communities. In addition, a collaborator could determine that it is in its financial interest to:

•
pursue alternative technologies or develop alternative tests or products, either on its own or jointly with others, that may be competitive with the tests or products on which it is collaborating with us or which could affect its commitment to the collaboration with us;

•	pursue higher priority programs or change the focus of their development programs, which could affect the collaborator’s commitment to us; or
•
if it has marketing rights and obligations, choose to devote fewer resources to the marketing of our tests or products, than they do for tests or products of their own development, or of their co-development with third parties.

If any of these occur, we may not have sufficient financial resources or capabilities to continue the development and commercialization of such test or product on our own.

We rely on third parties for tissue samples and other materials required for our research and development activities and if we are unable to reach agreements with these third parties our research and development activities would be delayed.

We rely on third parties, primarily hospitals, health clinics and academic institutions, for the provision of tissue samples and other materials required in our research and development activities. Obtaining these materials requires various approvals as well as reaching a commercial agreement on acceptable terms with the hospital or other provider of the materials. We may not be able to reach agreements with a sufficient number of suppliers or do so on terms acceptable to us. If we are unable to reach acceptable agreements with a sufficient number of suppliers of research materials, our research and development activities will be delayed and our ability to implement our business plan will be compromised.

Risks Related to Our Operations

Our license agreement with Avatao Biotech exposes us to certain legal and other risks inherent in doing business in China that could adversely affect our business.

In October 2011, we entered into a license agreement with Avatao Biotech pursuant to which we granted Avatao exclusive rights to market and perform our miRview® mets and miRview® mets2 tests in China. Avatao will also have exclusive rights to market and perform one additional test in China, to be selected by Avatao within one year.  . Conducting business in China exposes us to a variety of risks and uncertainties that are unique to China. The economy of China has been transitioning from a planned economy to a market−oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industrial development. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency−denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Efforts by the Chinese government to slow the pace of growth of the Chinese economy could result in interruptions of commercialization efforts in China. In addition, the Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. Accordingly, we cannot predict the effect of future developments in the Chinese legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. Commercialization efforts in China could be materially harmed by any changes in the political, legal or economic climate in China or the inability to enforce applicable Chinese laws and regulations. If such commercialization efforts in China are materially harmed, Avatao may not be able to successfully commercialize our tests in China.

Furthermore, the legal regime protecting intellectual property rights in China is weak. Because the Chinese legal system in general, and the intellectual property regime in particular, are relatively weak, it is often difficult to create and enforce intellectual property rights in China. Accordingly, we may not be able to effectively protect our intellectual property rights in China under the agreement with Avatao.

If we are unable to attract and retain qualified key management and scientists, staff consultants and advisors, our ability to implement our business plan may be adversely affected.

We are highly dependent upon certain of our senior management and scientific staff. The loss of the service of these persons may significantly delay or prevent our achievement of product development and other business objectives. Our employment agreements with our key personnel are terminable by the employee at any time with notice. Additionally, although we have generally been successful in our recruiting efforts, we face intense competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities, governmental entities and other research institutions. We may be unable to attract and retain suitably qualified individuals, and our failure to do so could have an adverse effect on our ability to implement our business plan.

There is a substantial risk of product liability claims in our business. If we are unable to obtain sufficient insurance, a product liability claim against us could adversely affect our business.

Our business exposes us to significant potential product liability risks that are inherent in the development, manufacturing and marketing of diagnostics and therapeutics. Product liability claims could delay or prevent completion of our clinical development programs. We currently have product liability insurance covering our current commercial tests, and clinical trial insurance for certain trials and cancer programs requiring insurance in an amount up to $5 million in the aggregate. We plan to obtain insurance for all research programs at appropriate levels prior to initiating any required clinical trials and at higher levels prior to marketing approved therapeutic products. Any insurance we obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have a material adverse effect on our business.

If we are unable to manage the challenges associated with our international operations, the growth of our business could be limited.

In addition to our operations in Rehovot, Israel, our wholly owned subsidiary, Rosetta Genomics Inc., operates our CLIA-and CAP certified laboratory in Philadelphia, Pennsylvania. We are subject to a number of risks and challenges that specifically relate to these international operations. Our international operations may not be successful if we are unable to meet and overcome these challenges, which could limit the growth of our business and may have an adverse effect on our business and operating results. These risks include:

•	fluctuations in foreign currency exchange rates that may increase the U.S. dollar cost of our international operations;
•	difficulty managing operations in multiple locations, which could adversely affect the progress of our development programs and business prospects;
•	local regulations that may restrict or impair our ability to conduct pharmaceutical and biotechnology-based research and development;
•	foreign protectionist laws and business practices that favor local competition;
•
failure of local laws to provide the same degree of protection against infringement of our intellectual property, which could adversely affect our ability to develop tests or products or reduce future product or royalty revenues, if any, from tests or products we may develop;

•	laws and regulations governing U.S. immigration and entry into the United States that may restrict free movement of our employees between Israel and the United States; and
•	laws and regulations governing U.S. immigration and entry into the United States that may restrict employment of Israeli citizens in our U.S. facilities.

We are exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act of  2002.

Under the current rules of the SEC, we are now required to comply with the management assessment of internal control over financial reporting requirement of Section 404 of the Sarbanes-Oxley Act of 2002. We have evaluated our internal control systems to allow management to report on our internal control over financial reporting. We have not identified any internal control deficiencies that constitute a “material weakness” under applicable SEC and Public Company Accounting Oversight Board rules and regulations or that otherwise would materially affect internal controls over financial reporting. A “material weakness” is a control deficiency, or combination of control deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. We cannot guarantee that we will not identify material weaknesses or significant control deficiencies in the future. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in significant deficiencies or material weaknesses and cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements, which in turn could lead to a decline in our stock price. Any such failure could also adversely affect the results of periodic management evaluations regarding the effectiveness of our internal control over financial reporting.

Risks Related to Israeli Law and Our Operations in Israel

For the years ended December 31, 2003, 2006, 2007 and 2010, we were a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, there may be negative tax consequences for holders of our ordinary shares who are U.S. residents and do not make certain timely tax elections.

We are deemed to be a passive foreign investment company, or PFIC, if 75% or more of our gross income in a taxable year, including our pro rata share of the gross income of any company, U.S. or foreign, in which we are considered to own, directly or indirectly, 25% or more of the shares by value, is passive income. We are also deemed to be a PFIC if at least 50% of our assets in a taxable year, averaged over the year and ordinarily determined based on fair market value, including our pro rata share of the assets of any company in which we are considered to own, directly or indirectly, 25% or more of the shares by value, are held for the production of, or produce, passive income. We believe that we were a PFIC in 2003, 2006, 2007 and 2010. We believe that we should not be treated as a PFIC for 2004, 2005, 2008 and 2009. We nevertheless recognize that there are significant areas of uncertainty in the PFIC rules and the IRS may not agree with our belief. Accordingly, for any U.S. shareholders who held our ordinary shares during 2003, 2006, 2007 or 2010, or holds shares in any subsequent year that we are deemed a PFIC that does not make an election to treat us as a “qualified electing fund,” or QEF, or make a “mark-to-market” election, then “excess distributions” to a U.S. shareholder, and any gain recognized by a U.S. shareholder on a disposition of our ordinary shares, would be taxed in an unfavorable way. Among other consequences, “excess distributions” and gains on a disposition of our ordinary shares would be taxed at the highest rates applicable to ordinary income, rather than the potential 15% maximum rate applicable to certain dividends received by an individual from a qualified foreign corporation and to long-term capital gains to non-corporate taxpayers. PFIC status is determined annually and cannot be definitively determined until the close of the year in question. In addition, if the IRS determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it might be too late for a U.S. shareholder to make a timely QEF or mark-to-market election. U.S. shareholders who held or hold ordinary shares during a period when we are a PFIC (including 2003, 2006, 2007 and 2010) will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. shareholders who made a timely QEF or mark-to-market election.

We are headquartered in Israel and therefore our results may be adversely affected by political, economic and military instability in Israel.

Our principal executive offices and research and development facilities and many of our suppliers are located in Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, as well as incidents of civil unrest. During the winter of 2008, Israel was engaged in an armed conflict with Hamas in the Gaza Strip. This conflict involved missile strikes against civilian targets in central Israel that resulted in economic losses. Although Israel has entered into various agreements with the Palestinian Authority, Israel has been and is subject to related civil unrest and Palestinian terrorist activity, with varying levels of severity, since September 2000. Tension among the different Palestinian factions may create additional unrest and uncertainty.

In addition, in early 2011, riots and uprisings in several countries in the Middle East have led to severe political instability and to a decline in the regional security situation. Such instability may affect the global economy and marketplace, could negatively affect business conditions and therefore could adversely affect our operations and make it more difficult for us to raise capital.

We can give no assurance that security and political conditions will have no impact on our business in the future. Hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations and could make it more difficult for us to raise capital. Ongoing and revived hostilities or other adverse political or economic developments in Israel or the region could harm our operations and product development and cause sales of any approved products to decrease. In addition, Israel and companies doing business with Israel have, in the past, been subject to economic boycotts. Several countries, principally those in the Middle East, still restrict business with Israel and Israeli companies. These restrictive laws and policies may seriously limit our ability to sell any approved products in these countries.

Our business insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, there can be no assurance that this government coverage will be maintained. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Our operations could be disrupted as a result of the obligation of management or key personnel to perform military service in Israel.

Many of our male employees in Israel, are obligated to perform military reserve duty annually for extended periods of time through the age of 45 (or older for citizens with certain occupations) and, in the event of a military conflict, could be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists . It is possible that there will be additional call-ups in the future. Our operations could be disrupted by the absence of a significant number of our employees related to military service or the absence for extended periods of military service of one or more of our key employees.

The government tax benefits that we are currently eligible to receive require us to meet several conditions and may be terminated or reduced in the future, which would increase our costs.

Some of our operations in Israel have been granted “approved enterprise” status by the Investment Center in the Israeli Ministry of Industry, Trade and Labor that resulted in our currently being eligible for tax benefits under the Israeli Law for Encouragement of Capital Investments, 1959, as amended. These benefits will commence in the first year in which we produce taxable income. Pursuant to these benefits, undistributed income that we generate from our “approved enterprise” will be tax exempt for two years and, thereafter, will be subject to a corporate tax at a rate of 10%-25% for an additional five to eight years, depending on the extent of foreign investment in us. The availability of these tax benefits, however, is subject to certain requirements, including, among other things, making specified investments in fixed assets and equipment, financing a percentage of those investments with our capital contributions, compliance with our marketing program which was submitted to the Investment Center, filing of certain reports with the Investment Center and compliance with Israeli intellectual property laws. If we do not meet these requirements in the future, these tax benefits may be cancelled and we may be required to refund the amount of the benefits already received, in whole or in part, with the addition of linkage differentials to the Israeli Consumer Price Index and interest, or other monetary penalty. The tax benefits that we anticipate receiving under our current “approved enterprise” program may not be continued in the future at their current levels or at all.

We participate in a “consortium” that may restrict the transfer of know-how that we develop and require us to reimburse certain funds if we terminate our participation.

We are currently participating in the consortium “Rimonim,” which is supported by the Office of the Chief Scientist at the Ministry of Industry, Trade and Labor of the State of Israel, or the OCS. The aim of this consortium is to develop technologies for the use of short interfering RNA, or siRNA, and microRNA mimetics for therapeutics.  The consortium includes six companies and five academic groups. The transfer of know-how developed in the framework of the consortium or rights to manufacture based on and/or incorporating such know-how to third parties which are not members of the consortium requires the consent of the OCS.

In addition, we received an aggregate of $190,000 in grants from the OCS for our development under the consortium.  If we terminate our participation in the consortium, we may be required to reimburse these funds to the OCS.

Provisions of Israeli law may delay, prevent or impede an acquisition of us, which could prevent a change of control.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions. For example, a merger may not be completed unless at least 50 days have passed from the date that a merger proposal was filed by each merging company with the Israel Registrar of Companies and at least 30 days from the date that the shareholders of both merging companies approved the merger. In addition, the approval of a majority of each class of securities of the target company is required to approve a merger.

Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when the time expires, tax then becomes payable even if no actual disposition of the shares has occurred.

These provisions could delay, prevent or impede an acquisition of us, even if such an acquisition would be considered beneficial by some of our shareholders.

We are exposed to risks relating to our majority-owned Israeli subsidiary.

On February 4, 2010, we established Rosetta Green Ltd,. an Israeli Company, as a subsidiary. Rosetta Green completed its initial public offering in Israel on February 17, 2011 and its shares started trading on the Tel-Aviv Stock Exchange (TASE) on February 23, 2011. We currently hold 50.03% of the issued and outstanding share capital and voting rights of Rosetta Green.

As holders of the majority of the share capital and voting rights in Rosetta Green, we are presumed to be a controlling shareholder under the Israeli Securities Law. As a controlling shareholder of a company that offered shares pursuant to a prospectus, we are exposed to potential liability claims under the Israeli Securities Law and may generally be liable for damages caused to purchasers and/or sellers of securities of Rosetta Green, that are due to (i) the inclusion of a misleading particular in a prospectus, in an immediate, periodic or other report filed by Rosetta Green, or (ii) any violation by Rosetta Green of the Israeli Securities Law or any regulation promulgated thereunder. In addition, subject to certain preliminary requirements, class actions may be filed against us, based on the above mentioned claims. Certain defenses are available under the Israeli Securities Law.  However, we cannot be certain that such defenses will be available to us or that we will meet the high standard of conduct required for proving some of these defenses. Although we are presumed to be a controlling shareholder of Rosetta Green, we rely on the information provided to us by Rosetta Green and therefore may be limited in our ability to ensure that no misleading particular is included in any prospectus or report and to ensure compliance by Rosetta Green with the Israeli Securities Law and the regulation promulgated thereunder.

Any litigation relating to the above matters could result in substantial damages awards against us. The cost to us of any litigation or other proceeding relating to the above matters, even if resolved in our favor, could be substantial, and the litigation would divert our management’s efforts.

Generally, the Israeli Companies Law and the Israeli Securities Law require special approval procedures and disclosures with respect to transactions between Rosetta Green and us. The Israeli Companies Law also imposes on us, as a controlling shareholder, a duty to act fairly towards Rosetta Green, in addition to the duty to act in good faith and in a customary manner imposed on all shareholders of an Israeli company such as Rosetta Green.

It may be difficult to enforce a U.S. judgment against us, our officers and directors or to assert U.S. securities law claims in Israel.

We are incorporated in Israel. Most of our executive officers and directors are not residents of the United States, and a majority of our assets and the assets of these persons are located outside of the United States. Therefore, it may be difficult to enforce a judgment obtained in the United States, against us or any of these persons, in U.S. or Israeli courts based on the civil liability provisions of the U.S. federal securities laws. Additionally, it may be difficult to enforce civil liabilities under U.S. federal securities laws in original actions instituted in Israel.

Being a foreign private issuer exempts us from certain SEC and NASDAQ requirements.

We are a “foreign private issuer” within the meaning of rules promulgated by the SEC. As such, we are exempt from certain provisions applicable to U.S. public companies including:

•	the rules under the Securities Exchange Act of 1934, as amended, or Exchange Act, requiring the filing with the SEC of quarterly reports on Form 10-Q and current reports on Form 8-K;
•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;
•	the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and
•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction (a purchase and sale, or sale and purchase, of the issuer’s equity securities within less than six months).

In addition, under the rules and regulations of The NASDAQ Stock Market, a foreign private issuer may follow its home country practice in lieu of certain NASDAQ listing requirements.  For example under NASDAQ’s rules, (1) the private placement completed in December 2010, (2) the concurrent private placement and registered direct offering completed in February 2011 and (3) the Private Placement would have required shareholder approval because these offerings represented the issuance (or potential issuance) of more than 20% of our outstanding ordinary shares at a price per share below the greater of book value per share or market value per share.  However, we chose to follow our home country practice, which did not require shareholder approval of these offerings.  Because of these SEC and NASDAQ exemptions, investors are not afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

Risks Related to Our Ordinary Shares

Our stock price has been and is likely to continue to be volatile and the market price of our ordinary shares may drop.

Prior to our February 2007 initial public offering, there was not a public market for our ordinary shares. There is a limited history on which to gauge the volatility of our stock price; however, since our ordinary shares began trading on NASDAQ on February 27, 2007 through October 31, 2011, our stock price has fluctuated from a low of $0.69 to a high of $41.32 (after giving effect to the 1-for-4 reverse stock split effected on July 6, 2011). Furthermore, the stock market has recently experienced significant volatility, particularly with respect to pharmaceutical, biotechnology, and other life sciences company stocks. The volatility of pharmaceutical, biotechnology, and other life sciences company stocks often does not relate to the operating performance of the companies represented by the stock. Some of the factors that may cause the market price of our ordinary shares to fluctuate include:

•	failure of any of our diagnostic tests to achieve commercial success;
•	introduction of technological innovations or new commercial products by us or our competitors;
•	our entry into new, or termination or other developments relating to our existing, collaboration, distribution and licensing agreements;
•	developments relating to our efforts to commercialize our tests in the United States;
•	regulatory developments in the United States and foreign countries;
•	developments or disputes concerning patents or other proprietary rights;
•	failure to secure adequate capital to fund our operations, or the issuance of equity securities at prices below fair market price;
•	changes in estimates or recommendations by securities analysts, if any cover our securities;
•	litigation;
•	future sales of our ordinary shares;
•	general market conditions;
•	changes in the structure of healthcare payment systems;
•	economic and other external factors or other disasters or crises;
•	period-to-period fluctuations in our financial results; and
•	overall fluctuations in U.S. equity markets.

These and other external factors may cause the market price and demand for our ordinary shares to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise negatively affect the liquidity of our ordinary shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

Our ordinary shares are at risk for delisting from The NASDAQ Capital Market.

Our ordinary shares are currently listed on The NASDAQ Capital Market, having moved from The NASDAQ Global Market on June 30, 2010.  NASDAQ has requirements that a company must meet in order to remain listed on The NASDAQ Capital Market, including maintaining a consolidated closing bid price of at least $1.00 per share. As of November 1, 2011, our consolidated closing bid price had been below $1.00 per share for 14 consecutive trading days.  If our consolidated closing bid price is below $1.00 per share for 30 consecutive trading days, NASDAQ will send us a deficiency notice, advising that we have a period of 180 days to regain compliance with this requirement. In order to achieve compliance, we would need to have a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days on or before the end of the 180-day compliance period. In addition, should we satisfy the criteria for initial listing on The NASDAQ Capital Market (except for the $1.00 bid price and $15 million market value of publicly held shares requirements for continued listing) as of the end of such 180-day period, we would be entitled to a second 180-calendar day period, to regain compliance with the minimum bid price requirement.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements may be included herein or incorporated by reference in this prospectus and include, in particular, statements about our plans, strategies and prospects and may be identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology. These forward-looking statements are subject to risks, uncertainties and assumptions about us. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations.

Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in “Risk Factors.” All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in “Risk Factors,” in which we have disclosed the material risks related to our business. These forward-looking statements involve risks and uncertainties, and the cautionary statements identify important factors that could cause actual results to differ materially from those predicted in any forward-looking statements. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law. You should read this prospectus, the documents incorporated by reference in this prospectus and any supplements to this prospectus, completely and with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth our capitalization and indebtedness as of June 30, 2011 (unaudited):

•	on an actual basis; and

•
on an as adjusted basis to give effect to the sale and issuance of (1) 2,025,001 ordinary shares and warrants to purchase an aggregate of 3,037,503 ordinary shares issued to investors in the Private Placement and (2) warrants to purchase an aggregate of 50,625 ordinary shares issued to the placement agent and its affiliates in the Private Placement.

	As of June 30, 2011
	Actual	As Adjusted
	(in thousands, except share and per share data)
Debt:
Current maturities of capital lease	$77	$77
Long-term capital lease	18	18
Warrants related to share purchase agreement	113	1,156
Total debt	$208	$1,251

Shareholders’ equity:
Ordinary shares of NIS 0.04 par value; 30,000,000 authorized, 7,556,104 shares issued and7,507,261 shares outstanding, actual; 30,000,000 authorized, 9,581,105 shares issued and 9,532,262 shares outstanding, as adjusted	$76	$98
Additional paid in capital	83,751	84,130
Other comprehensive income	(4)	(4)
Deficit accumulated	(80,384)	(80,548)
Total Rosetta Genomics shareholders’ equity	3,439	3,840
Non-controlling interest	3,076	3,076
Total equity	6,515	6,752
Total capitalization and indebtedness	$6,723	$8,003

MARKET FOR OUR ORDINARY SHARES

Our ordinary shares began trading on The NASDAQ Global Market on February 27, 2007 under the symbol “ROSG.” On June 30, 2010, we transferred the listing of our ordinary shares from The NASDAQ Global Market to The NASDAQ Capital Market. Prior to February 27, 2007, there was no established public trading market for our ordinary shares. The high and low sales prices per share of our ordinary shares for the periods indicated are set forth below.  This information reflects the 1-for-4 reverse stock split effected on July 6, 2011.

Year Ended	High	Low
December 31, 2008	$25.00	$4.32
December 31, 2009	$15.20	$4.72
December 31, 2010	$13.92	$3.60

Quarter Ended
March 31, 2009	$15.20	$4.72
June 30, 2009	$15.20	$10.76
September 30, 2009	$14.00	$9.04
December 31, 2009	$10.52	$6.60
March 31, 2010	$13.92	$6.36
June 30, 2010	$9.56	$6.20
September 30, 2010	$6.90	$3.72
December 31, 2010	$7.08	$3.60
March 31, 2011	$4.12	$2.00
June 30, 2011	$2.20	$0.80
September 30, 2011	$2.43	$0.91

Month Ended
May 31, 2011	$2.04	$1.52
June 30, 2011	$1.80	$0.80
July 31, 2011	$2.43	$0.96
August 31, 2011	$1.78	$0.91
September 30, 2011	$1.50	$1.00
October 31, 2011	$1.37	$0.69

On November 1, 2011, the closing price of our ordinary shares on The NASDAQ Capital Market was $0.72.

Dividend Policy

To date, we have not declared or paid cash dividends on any of our shares, and we have no current intention of paying any cash dividends in the near future.

The Companies Law also restricts our ability to declare and pay dividends. We can only distribute dividends from profits (as defined in the Companies Law), if, in the discretion of our board of directors, there is no reasonable concern that the dividend distribution will prevent us from meeting our existing and contingent obligations as they come due.

REASONS FOR THE OFFER AND USE OF PROCEEDS

We are required under the terms of the Registration Rights Agreement entered into with the investors in the Private Placement to file a registration statement on Form F-3, of which this prospectus is a part, to cover the resale of the ordinary shares sold in the Private Placement and the ordinary shares issuable upon exercise of the warrants issued in the Private Placement. The ordinary shares being offered by this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of these shares by the selling stockholders. We will, however, receive the proceeds of any cash exercises of warrants which, if received, would be used by us for working capital purposes.

DESCRIPTION OF SHARE CAPITAL

Authorized Share Capital

As of October 31, 2010, our authorized share capital was NIS 1,200,000 divided into 30,000,000 ordinary shares, nominal (par) value NIS 0.04 per share.

Ordinary Shares

As of October 31, 2011, 9,581,105 ordinary shares were issued and 9,532,262 were outstanding. As of October 24, 2011, there were approximately 103 shareholders of record of our ordinary shares.  All our ordinary shares rank pari passu in all respects, and all our issued and outstanding ordinary shares are fully paid and non-assessable.

Rights Attached to Our Ordinary Shares

Dividend Rights. Our articles of association, or Articles, provide that our board of directors may, subject to the applicable provisions of the Companies Law, from time to time, declare such dividend as may appear to the board of directors to be justified by the profits of the Company. Subject to the rights of the holders of shares with preferential or other special rights that may be authorized in the future, holders of ordinary shares are entitled to receive dividends according to their rights and interest in our profits. Dividends, to the extent declared, are distributed according to the proportion of the nominal (par) value paid up on account of the shares held at the date so appointed by the Company, without regard to the premium paid in excess of the nominal (par) value, if any. Under the Companies Law, a company may distribute a dividend only if the distribution does not create a reasonable concern that the company will be unable to meet its existing and anticipated obligations as they become due. A company may only distribute a dividend out of the company’s profits, as defined under the Companies Law. If the company does not meet the profit requirement, a court may allow it to distribute a dividend, as long as the court is convinced that there is no reasonable concern that such distribution might prevent the company from being able to meet its existing and anticipated obligations as they become due.

Voting Rights. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. The ordinary shares do not have cumulative voting rights in the election of directors. As a result, holders of ordinary shares that represent more than 50% of the voting power at the general meeting of shareholders, in person or by proxy, have the power to elect all the directors whose positions are being filled at that meeting to the exclusion of the remaining shareholders. However, external directors are elected by a majority vote at a shareholders’ meeting, on the condition that either:

•
the majority includes at least a majority of the shares of shareholders who are not controlling shareholders and who do not have a personal interest in the matter (other than a personal interest which is not the result of an affiliation with a controlling shareholder), who are present and voted on the matter of the election of the external director (disregarding abstentions); or;

•
the non-controlling shareholders or shareholders that do not have a personal interest in the matter (other than a personal interest which is not the result of an affiliation with a controlling shareholder), who are present and voted against the election of the external director hold two percent or less of the voting power of the company.

Liquidation Rights. In the event of our liquidation, subject to applicable law, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to their respective holdings. This liquidation right may be affected by the grant of preferential dividends or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Capital Calls. Under our articles of association and the Companies Law, the liability of our shareholders is limited to the par value of the shares held by them.

Transfer of Shares. Fully paid ordinary shares are issued in registered form and may be transferred pursuant to our Articles, unless such transfer is restricted or prohibited by another instrument and subject to applicable securities laws.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company.

NASDAQ Capital Market

Our ordinary shares are listed on the NASDAQ Capital Market under the symbol “ROSG.”

Warrants

As of October 31, 2011, we had the following warrants outstanding:

•
Warrants issued in the January 2010 Registered Offering.  In connection with a registered direct offering in January 2010 (the “January 2010 Registered Offering”), we issued to the investors warrants to purchase up to 316,257 ordinary shares at an exercise price of $10.00 per share.  These warrants expire on January 19, 2015.  In addition, we issued warrants to purchase up to 23,719ordinary shares at an exercise price of $10.00 per share to the placement agent and its affiliates for services as placement agent.  These placement agent warrants expire on November 23, 2014.

•
Warrants issued in the 2010 Private Placement.  In connection with a private placement in December 2010 (the “2010 Private Placement”), we issued to the investors Series A warrants to purchase up to 312,504ordinary shares at an exercise price of $5.20 per share.  These Series A warrants expire on December 1, 2015.  In addition, we issued warrants to purchase up to 15,626 ordinary shares at an exercise price of $5.20 per share to the placement agent and its affiliates for services as placement agent.  These placement agent warrants expire on December 1, 2015.  Pursuant to the anti-dilution provisions, the exercise price of these warrants issued in the 2010 Private Placement was adjusted to $4.00 per share.

•
Warrants issued in the February 2011 Private Placement.  In connection with a private placement in February 2011 (the “February 2011 Private Placement”), we issued to the investors warrants to purchase up to 851,566 ordinary shares at an exercise price of $3.20 per share.  These warrants expire on February 23, 2016.  In addition, we issued warrants to purchase up to 28,388ordinary shares at an exercise price of $3.20 per share to the placement agent and its affiliates for services as placement agent.  These placement agent warrants expire on February 23, 2016.

•
Warrants issued in the February 2011 Registered Offering.  In connection with a registered direct offering in February 2011(the “February 2011 Registered Offering”), we issued to the investors warrants to purchase up to 682,338 ordinary shares at an exercise price of $3.20 per share.  These warrants expire on February 23, 2016.  In addition, we issued warrants to purchase up to 34,118 ordinary shares at an exercise price of $3.00 per share to the placement agent and its affiliates for services as placement agent.  These placement agent warrants expire on November 24, 2014.

•
Warrants issued in the Private Placement.  In connection with the Private Placement, we issued to the investors (1) Series A Warrants to purchase up to an aggregate of 2,025,001 ordinary shares at an exercise price of $1.00per share and (2) Series B Warrants to purchase up to an aggregate of 1,012,502ordinary shares at an exercise price equal to the greater of $0.01 or NIS 0.04 per share.  The Series A Warrants expire on October 19, 2016. Each Series B Warrant will be automatically exercised on a cashless basis on the 11th trading day following the effective date of the registration statement of which this prospectus is a part with respect to a number of ordinary shares equal to the difference between (a) the quotient obtained by dividing (1) 200% of the maximum number of ordinary shares issuable pursuant to such Series B Warrant multiplied by $0.75 by (2) the greater of $0.50 and 80% of t the average of the volume weighted average price for the 10 days immediately following the effective date of the registration statement of which this prospectus is a part and (b) the maximum number of ordinary shares issuable pursuant to such Series B Warrant multiplied by 2.  In the event that 80% of the average of the volume weighted average price for the 10 days immediately following the effective date of the registration statement of which this prospectus is a part exceeds $0.75, the Series B Warrants terminate.  In addition, we issued warrants to purchase up to 50,625 ordinary shares at an exercise price of $1.00 per share to the placement agent and its affiliates for services as placement agent.  These placement agent warrants expire on October 19, 2016.

Special Rights

Subject to all other provisions of our articles of association, from time to time, by resolution of our shareholders, we may provide for shares with preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to liquidation, dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution provided that any resolution with respect to the issuance of share will be made only by the board of directors.

Modification of Rights

Pursuant to our Articles, if at any time our share capital is divided into different classes of shares, the rights attached to any class, unless otherwise provided by our Articles, may be modified or abrogated by the Company, by a resolution of the shareholders, subject to the consent in writing of the holders of at least a majority of the issued shares of such class or the adoption of a resolution passed at a separate meeting of the holders of the shares of such class.

Shareholders’ Meetings and Resolutions

Pursuant to our Articles, the quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or by proxy, who hold shares conferring in the aggregate more than 25% of the voting power of the Company, unless otherwise required by applicable rules or our Articles. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the chairman of the board of directors may designate. At such reconvened meeting, the required quorum consists of any two shareholders present in person or by proxy.

Under the Companies Law, each shareholder of record will be provided at least 21 calendar days’ prior notice of any general shareholders meeting or 35 days prior notice to the extent required under regulations promulgated under the Companies Law.

Under the Companies Law and our Articles, all resolutions of our shareholders require a simple majority of the shares present, in person or by proxy or by written ballot, and voting on the matter, subject to certain exceptions provided for in our Articles namely: (a) the amendment of the provisions of our Articles relating to the election of directors, which require the approval of the greater of (i) holders of not less than seventy-five percent (75%) of the voting power represented at a meeting in person or by proxy and voting thereon, or (ii) holders of a majority of the outstanding voting power of all shares of the Company voting on such matter at a general meeting; (b) the removal of any director from office, the election of a director in place of a director so removed or the filling of any vacancy, however created, on the board of directors, which require the vote of the holders of at least 75% of the voting power represented at the general meeting; and (c) the consummation of a merger (as defined in the Companies Law) which requires the approval of the holders of at least a majority of the voting power of the Company.

Under the Companies Law, each and every shareholder has a duty to act in good faith and in customary manner in exercising his or her rights and fulfilling his or her obligations towards the company in which he or she holds shares and other shareholders, and refrain from abusing his or her power in the company, including in voting in the general meeting of shareholders on the following matters:

•	any amendment to the articles of association;

•	an increase of our authorized share capital;

•	a merger; or

•	approval of interested party transactions that require shareholder approval.

In addition, each and every shareholder has the general duty to refrain from discriminating against other shareholders. In addition, any controlling shareholder, any shareholder who knows that it possesses the power to determine the outcome of a shareholder or class vote and any shareholder who, pursuant to the company’s articles of association has the power to appoint or prevent the appointment of an office holder in the company is under a duty to act with fairness towards the company. The Companies Law does not describe the substance of this duty of fairness.

Our annual general meetings are held once in every calendar year at such time (within a period of not more than fifteen months after the last preceding annual general meeting) and at such place determined by our board of directors. All general meetings other than annual general meetings are called extraordinary general meetings.

Our board of directors may, in its discretion, convene additional meetings as “extraordinary general meetings.” In addition, the board of directors must convene an extraordinary general meeting upon the demand of two of the directors, one fourth of the directors in office, one or more shareholders having at least 5% of the outstanding share capital and at least 1% of the voting power in the company, or one or more shareholders having at least 5% of the voting power in the company. The chairperson of the board of directors shall preside at each of our general meetings, or if at any meeting the chairperson is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling to act as chairperson, then if there is a co-chairperson, such co-chairperson shall preside at the meeting, or in the absence of both, the shareholders present shall choose someone of their number to be chairperson. The chairperson of the board of directors is not entitled to a vote at a general meeting in his capacity as chairperson.

Limitation on Owning Securities

Our Articles and Israeli law do not restrict in any way the ownership or voting of ordinary shares by non-residents or persons who are not citizens of Israel, except with respect to subjects of nations which are in a state of war with Israel.

Mergers and Acquisitions and Tender Offers under Israeli Law

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to a merger have the transaction approved by its board of directors and by a simple majority of shares present, in person or by proxy, at a general meeting and voting on the transaction (including the separate vote of each class of shares of the party to the merger which is not the surviving entity) at a shareholders’ meeting called on at least 35 days’ prior notice.  In addition, under our Articles, approval of a merger transaction requires that holders of at least a majority of the voting power of the Company vote in favor of the merger transaction. In determining whether the required majority under the Companies Law has approved the merger, if shares of a company are held by the other party to the merger, or by any person holding 25% or more of the voting rights or 25% or more of the means of appointing directors of the other party to the merger, then a vote against the merger by holders of the majority of the shares present and voting, excluding shares held by the other party to the merger or by such person, or by any person or entity acting on behalf of either of them, including their relatives or entities controlled by any of them, is sufficient to reject the merger transaction. If the transaction would have been approved but for the separate approval of each class or exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. Notwithstanding the foregoing, a merger that is also an extraordinary transaction with a controlling shareholder or with another person in which a controlling shareholder has a personal interest, requires approval as an extraordinary transaction with a controlling shareholder.

Under the Companies Law, each merging company must inform its secured creditors of the proposed merger plans. Upon the request of a creditor of either party of the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger and may further give instructions to secure the rights of creditors. In addition, a merger may not be completed unless at least 50 days have passed from the time that a proposal for the approval of the merger has been filed with the Israel Registrar of Companies and 30 days have passed from the time that the approval of the merging parties’ shareholders has been received.

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares of a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company and there is no existing holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that, subject to certain exceptions, an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company that holds more than 45% of the voting rights in the company.

Under the Companies Law, a person may not acquire shares in a public company if, following the acquisition, the acquirer will hold more than 90% of the company’s shares or more than 90% of any class of shares, other than by means of a tender offer to acquire all of the shares or all of the shares of the particular class.

The Companies Law also provides that as long as a shareholder in a public company holds more than 90% of the company’s shares or of a class of shares, that shareholder shall be precluded from purchasing any additional shares. In order that all of the shares that the acquirer offered to purchase be transferred to him by operation of law, one of the following needs to have occurred: (i) the shareholders who declined or do not respond to the tender offer hold less than 5% of the company’s outstanding share capital or of the relevant class of shares and the majority of offerees who do not have a personal interest in accepting the tender offer accepted the offer, or (ii) the shareholders who declined or do not respond to the tender offer hold less than 2% of the company’s outstanding share capital or of the relevant class of shares.

A shareholder that had its shares so transferred, whether he or she accepted the tender offer or not, has the right, within six months from the date of acceptance of the tender offer, to petition the court to determine that the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, the purchaser may provide in its offer that shareholders who accept the tender offer will not be entitled to such rights.

If the conditions set forth above are not met, the acquirer may not acquire additional shares of the company from shareholders who accepted the tender offer to the extent that following such acquisition the acquirer would own more than 90% of the company’s issued and outstanding share capital.

The above restrictions apply, in addition to the acquisition of shares, to the acquisition of voting power. In addition, the provisions regarding tender offers shall also apply to the acquisition of any other securities of the company.

Share History

The following is a summary of the history of our share capital for the last three years.

Ordinary Share Issuances

Stock Options.  In the last three years, we have issued 33,009 ordinary shares upon the exercise of stock options.

Parkway Acquisition.  On July 28, 2008, we issued 57,415 ordinary shares with a value of $1,000,000 in connection with our acquisition of Parkway Clinical Laboratories Inc.

Prometheus Private Placement.  On April 27, 2009, we sold 500,000 of our ordinary shares at $16.00 per share pursuant to a stock purchase agreement entered into between us and Prometheus Laboratories Inc. on April 10, 2009.

January 2010 Registered Offering.  On January 19, 2010, we closed the January 2010 Registered Offering, pursuant to which we sold an aggregate of 632,500 ordinary shares at a price of $8.00 per share and issued warrants to purchase a total of 316,257 ordinary shares at an exercise price of $10.00 per share to institutional investors for gross proceeds of approximately$5.1 million.  The ordinary shares and warrants were issued pursuant to a prospectus supplement dated as of January 13, 2010, which was filed with the SEC in connection with a takedown from our shelf registration statement on Form F-3 (File No. 333-163063), which became effective on November 24, 2009, and the base prospectus dated as of November 24, 2009 contained in such registration statement. In connection with the offering, we also issued to the placement agent and its affiliates warrants to purchase a total of 23,719ordinary shares at an exercise price of $10.00 per share.

2010 Private Placement.  On December 1, 2010, we closed the 2010 Private Placement, pursuant to which we sold an aggregate of 625,000 of our ordinary shares at a price of $4.00 per share and issued Series A warrants to purchase up to an aggregate of 312,504ordinary shares with an exercise price of $5.20 per share and Series B warrants to purchase up to an aggregate of 156,250 ordinary shares with an exercise price of $0.04 per share.  On February 9, 2011, the Series B warrants were automatically exercised on a cashless basis and we issued an aggregate of 154,611 ordinary shares. In connection with the 2010 Private Placement, we also issued to the placement agent and its affiliates warrants to purchase a total of 15,626 ordinary shares at an exercise price of $5.20 per share.  Following the February 2011Private Placement and the February 2011 Registered Offering, the exercise price of the Series A warrants and the warrants issued to the placement agent and its affiliates in the 2010 Private Placement was adjusted to $4.00 per share pursuant to the terms thereof.

February 2011 Private Placement.  On February 23, 2010, we closed the February 2011 Private Placement, pursuant to which we sold an aggregate of 1,135,417 of our ordinary shares at a price of $2.40 per share and issued warrants to purchase up to an aggregate of 851,566 ordinary shares at an exercise price of $3.20 per share. In connection with the February 2011 Private Placement, we also issued to the placement agent and its affiliates warrants to purchase a total of 28,388 ordinary shares at an exercise price of $3.20 per share.

February 2011 Registered Offering.  On February 23, 2010, we closed the February 2011 Registered Offering, pursuant to which we sold an aggregate of 1,364,668 of our ordinary shares at a price of $2.40 per share and issued warrants to purchase up to an aggregate of 682,338 ordinary shares with an exercise price of $3.20 per share. In connection with the Concurrent Registered Offering, we also issued to the placement agent and its affiliates warrants to purchase a total of 34,118 ordinary shares at an exercise price of $3.00 per share.

Private Placement.  On October 19, 2011, we closed the Private Placement, pursuant to which we sold an aggregate of (1) 2,025,001 of our ordinary shares at a price of $0.75 per share, (2) Series A Warrants to purchase up to an aggregate of 2,025,001 ordinary shares at an exercise price of $1.00 per share, and (3) Series B Warrants to purchase up to an aggregate of 1,012,502 ordinary shares at an exercise price equal to the greater of $0.01 or NIS 0.04 per share.  In connection with the Private Placement, we also issued to the placement agent and its affiliates warrants to purchase a total of 50,625 ordinary shares at an exercise price of $1.00 per share.

Authorized Share Capital

On December 22, 2009, our shareholders approved an increase to our authorized share capital by NIS 100,000, divided into 10,000,000 ordinary shares, par (nominal) value NIS 0.01 each (prior to giving effect to the 1-for-4 reverse stock split effected on July 6, 2011), so that following such increase, the authorized share capital was NIS 275,784 divided into 27,578,371, ordinary shares par (nominal) value NIS 0.01 each (prior to giving effect to the 1-for-4 reverse stock split effected on July 6, 2011).

On October 21, 2010, our shareholders approved an increase to our authorized share capital by NIS 300,000, divided into 30,000,000 ordinary shares, par (nominal) value NIS 0.01 each (prior to giving effect to the 1-for-4 reverse stock split effected on July 6, 2011), so that following such increase, the authorized share capital is NIS 575,784 divided into 57,578,371, ordinary shares par (nominal) value NIS 0.01 each (prior to giving effect to the 1-for-4 reverse stock split effected on July 6, 2011).

On July 6, 2011, our shareholders approved an increase to our authorized share capital by NIS 216 to NIS 576,000, divided into 57,600,000 ordinary shares with a nominal (par) value of NIS 0.01 each (prior to giving effect to the 1-for-4 reverse stock split effected on July 6, 2011), and the 1-for-4 reverse stock split effected by the consolidation of our authorized share capital into 14,400,000 ordinary shares with a nominal (par) value of NIS 0.04 each, by consolidating every four (4) ordinary shares with a nominal (par) value NIS 0.01 each into one (1) ordinary share with a nominal (par) value of NIS 0.04 each.  Following these actions our registered (authorized) share capital was NIS 576,000 divided into 14,400,000 ordinary shares with a nominal (par) value of NIS 0.04 each.  On July 6, 2011, our shareholders subsequently approved an increase to our registered (authorized) share capital by NIS 624,000, divided into 15,600,000 ordinary shares, nominal (par) value NIS 0.04 each, so that following such increase, the registered (authorized) share capital was NIS 1,200,000 divided into 30,000,000, ordinary shares nominal (par) value NIS 0.04 each.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders in the table below of:

•	up to 2,025,001 issued and outstanding ordinary shares sold in the Private Placement; and

•	up to 3,037,503 ordinary shares issuable upon the exercise of the warrants issued to investors in the Private Placement; and

Pursuant to the registration rights agreement executed in connection with the Private Placement, we have filed with the SEC a registration statement on Form F-3, of which this prospectus forms a part, under the Securities Act of 1933, as amended, or the Securities Act, to register these resales.  The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the ordinary shares described under the column “Number of Ordinary Shares Offered Hereby” in the table below.

The table below has been prepared based upon the information furnished to us by the selling stockholders.  The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act.  Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly.

Any selling stockholders who are affiliates of broker-dealers and any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such selling stockholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their ordinary shares.

The following table sets forth the name of each selling stockholder and the number of our ordinary shares beneficially owned by the stockholder before this offering.  The number of shares disclosed in the table below as beneficially owned are those beneficially owned as determined under the rules of the SEC. Such information is not necessarily indicative of ownership for any other purpose. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, ordinary shares underlying options or warrants (including the warrants issued in the Private Placement) held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of October 31, 2011 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 9,532,262 ordinary shares outstanding as of October 31, 2011.

None of the selling stockholders held any position or office or had any other material relationship with us or with any of our predecessors or affiliates within the past three years.

	Ordinary Shares Beneficially Owned Prior to the Offering (1)		Number of Ordinary Shares Offered Hereby	Ordinary Shares Beneficially Owned Following the Offering (1)
Name	Number of Shares	Percent (%)		Number of Shares	Percent (%)
Brio Capital L.P. (2) 100 Merrick Rd. Suite 401W Rockville Centre, NY 11570	500,000	5.1%	500,000	0	-
The Cascade Fund LLLP (3) 2810 N. Speer Blvd. Denver, CO 80211	166,665	1.7%	166,665	0	-
Warberg Opportunistic Trading Fund LP (4) 716 Oak Street Winnetka, IL 60093	217,430	2.2%	166,668	50,762	*
Ayer Capital Partners Kestrel Fund, LP (5) c/o Ayer Capital Management, LP 230 California Street, Suite 600 San Francisco, CA 94111	22,100	*	22,100	0	-
Ayer Capital Partners Master Fund, L.P. (6) c/o Ayer Capital Management, LP 230 California Street, Suite 600 San Francisco, CA 94111	915,075	9.1%	915,075	0	-
Epworth - Ayer Capital (7) c/o Ayer Capital Management, LP 230 California Street, Suite 600 San Francisco, CA 94111	62,825	*	62,825	0	-
HCP Opportunity Fund, LP (8) c/o Hammerman Capital Management 3470 Mount Diablo Blvd. #A130 Lafayette, CA 94549	500,000	5.1%	500,000	0	-
Hudson Bay Master Fund Ltd (9) 777 3rd Ave, 30th Floor New York, NY 10017	364,583	3.7%	333,333	31,250	*
FT Options, LLC (10) 200 S. Wacker, 19th Floor Chicago, IL 60606	333,335	3.4%	333,335	0	-
Freestone Advantage Partners II, LP (11) c/o Cranshire Capital Advisors, LLC 3100 Dundee Road, Suite 703 Northbrook, IL 60062	33,335	*	33,335	0	-

Cranshire Capital Master Fund, Ltd (12) c/o Cranshire Capital Advisors, LLC 3100 Dundee Road, Suite 703 Northbrook, IL 60062	453,129	4.6%	300,000	153,129	1.6%
Iroquois Master Fund Ltd. (13) c/o Iroquois Capital Management LLC 641 Lexington Ave., 26th Floor New York, NY 10022	210,418	2.2%	166,668	43,750	*
David & Carole Brown Trustees FBO David & Carole Brown Revocable Trust u/a dtd 10/23/97 (14) c/o Perkins Capital Management 730 East Lake Street Wayzata, MN 55391	145,625	1.5%	125,000	20,625	*
Gary A. Bergren (15) c/o Perkins Capital Management 730 East Lake Street Wayzata, MN 55391	213,750	2.2%	187,500	26,250	*
Robert G. Allison (16) c/o Perkins Capital Management 730 East Lake Street Wayzata, MN 55391	570,750	5.8%	500,000	70,750	*
William H. Baxter Trustee FBO William H. Baxter Revocable Trust u/a dtd 7/3/96 (17) c/o Perkins Capital Management 730 East Lake Street Wayzata, MN 55391	145,625	1.5%	125,000	20,625	*
Janet & Donald Voight Trustees FBO Janet M. Voight Trust u/a dtd 8/26/96 (18) c/o Perkins Capital Management 730 East Lake Street Wayzata, MN 55391	140,000	1.5%	125,000	15,000	*
E Terry Skone TTEE, E Terry Skone Rev Trust u/a dtd 11/30/2005 (19) c/o Perkins Capital Management 730 East Lake Street Wayzata, MN 55391	140,000	1.5%	125,000	15,000	*
Dr. Paul and Nancy Seel Joint Account (20) c/o Perkins Capital Management 730 East Lake Street Wayzata, MN 55391	145,625	1.5%	125,000	20,625	*

Dorothy J. Hoel (21) c/o Perkins Capital Management 730 East Lake Street Wayzata, MN 55391	151,250	1.5%	125,000	26,250	*
Dennis D. Gonyea (22) c/o Perkins Capital Management 730 East Lake Street Wayzata, MN 55391	153,750	1.6%	125,000	28,750	*
__________
*	Less than one percent.
(1)
We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders might not sell a portion or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders, and all of the shares not covered by this prospectus will be held by the selling stockholders.  In addition, all warrants held by the selling stockholders contain provisions limiting the exercise of such warrants if, after the exercise, the selling stockholder would beneficially own in excess of 4.99% of our outstanding ordinary shares.  However, for purposes of determining beneficial ownership prior to and following the offering, we have included all warrant shares.

(2)
Number of ordinary shares beneficially owned prior to the offering and offered hereby includes (i) 200,000 ordinary shares issued in the Private Placement, (ii) up to 200,000 ordinary shares issuable upon exercise of Series A Warrants issued in the Private Placement and (iii) up to 100,000 ordinary shares issuable upon exercise of Series B Warrants issued in the Private Placement.

(3)
Number of ordinary shares beneficially owned prior to the offering and offered hereby includes (i) 66,666 ordinary shares issued in the Private Placement, (ii) up to 66,666 ordinary shares issuable upon exercise of Series A Warrants issued in the Private Placement and (iii) up to 33,333 ordinary shares issuable upon exercise of Series B Warrants issued in the Private Placement.

(4)
Number of ordinary shares beneficially owned prior to the offering and offered hereby includes (i) 66,667 ordinary shares issued in the Private Placement, (ii) up to 66,667 ordinary shares issuable upon exercise of Series A Warrants issued in the Private Placement and (iii) up to 33,334 ordinary shares issuable upon exercise of Series B Warrants issued in the Private Placement.  Number of ordinary shares beneficially owned prior to and following the offering also includes 15,866 ordinary shares and up to 34,896 ordinary shares issuable upon exercise of warrants issued previously by us.

(5)
Number of ordinary shares beneficially owned prior to the offering and offered hereby includes (i) 8,840 ordinary shares issued in the Private Placement, (ii) up to 8,840 ordinary shares issuable upon exercise of Series A Warrants issued in the Private Placement and (iii) up to 4,420 ordinary shares issuable upon exercise of Series B Warrants issued in the Private Placement.

(6)
Number of ordinary shares beneficially owned prior to the offering and offered hereby includes (i) 366,030 ordinary shares issued in the Private Placement, (ii) up to 366,030 ordinary shares issuable upon exercise of Series A Warrants issued in the Private Placement and (iii) up to 183,015 ordinary shares issuable upon exercise of Series B Warrants issued in the Private Placement.

(7)
Number of ordinary shares beneficially owned prior to the offering and offered hereby includes (i) 25,130 ordinary shares issued in the Private Placement, (ii) up to 25,130 ordinary shares issuable upon exercise of Series A Warrants issued in the Private Placement and (iii) up to 12,565 ordinary shares issuable upon exercise of Series B Warrants issued in the Private Placement.

(8)
Number of ordinary shares beneficially owned prior to the offering and offered hereby includes (i) 200,000 ordinary shares issued in the Private Placement, (ii) up to 200,000 ordinary shares issuable upon exercise of Series A Warrants issued in the Private Placement and (iii) up to 100,000 ordinary shares issuable upon exercise of Series B Warrants issued in the Private Placement.

(9)
Number of ordinary shares beneficially owned prior to the offering and offered hereby includes (i) 133,333 ordinary shares issued in the Private Placement, (ii) up to 133,333 ordinary shares issuable upon exercise of Series A Warrants issued in the Private Placement and (iii) up to 66,667 ordinary shares issuable upon exercise of Series B Warrants issued in the Private Placement. Number of ordinary shares beneficially owned prior to and following the offering also includes up to 31,250 ordinary shares issuable upon exercise of warrants issued previously by us. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities.  Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP.  Sander Gerber disclaims beneficial ownership over these securities.

(10)
Number of ordinary shares beneficially owned prior to the offering and offered hereby includes (i) 133,334 ordinary shares issued in the Private Placement, (ii) up to 133,334 ordinary shares issuable upon exercise of Series A Warrants issued in the Private Placement and (iii) up to 66,667 ordinary shares issuable upon exercise of Series B Warrants issued in the Private Placement.

(11)
Number of ordinary shares beneficially owned prior to the offering and offered hereby includes (i) 13,334 ordinary shares issued in the Private Placement, (ii) up to 13,334 ordinary shares issuable upon exercise of Series A Warrants issued in the Private Placement and (iii) up to 6,667 ordinary shares issuable upon exercise of Series B Warrants issued in the Private Placement. Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of a managed account for Freestone Advantage Partners II, LP (“Freestone II”) and has voting control and investment discretion over securities held in by Freestone II in such managed account. Mitchell P. Kopin (“Mr. Kopin”), the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Freestone II in such managed account. CCA is also the investment manager (i) of Cranshire Capital, L.P. (“Cranshire Capital”), (ii) of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and (iii) for a managed account for Freestone Advantage Partners, LP (“Freestone”), and CCA has voting control and investment discretion over securities held by Cranshire Capital, Cranshire Master Fund and in such managed account for Freestone. Mr. Kopin, the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Cranshire Capital, Cranshire Master Fund and Freestone that are described in footnote 12 below.

(12)
Number of ordinary shares beneficially owned prior to the offering and offered hereby includes (i) 120,000 ordinary shares issued in the Private Placement, (ii) up to 120,000 ordinary shares issuable upon exercise of Series A Warrants issued in the Private Placement and (iii) up to 60,000 ordinary shares issuable upon exercise of Series B Warrants issued in the Private Placement. Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and has voting control and investment discretion over securities held by Cranshire Master Fund. Mitchell P. Kopin (“Mr. Kopin”), the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Cranshire Master Fund. CCA is also the investment manager (i) of Cranshire Capital, L.P. (“Cranshire Capital”) and (ii) for managed accounts for Freestone Advantage Partners, LP (“Freestone”) and Freestone Advantage Partners II, LP (“Freestone II”), and CCA has voting control and investment discretion over securities held by Cranshire Capital and in the managed accounts for Freestone and Freestone II. Mr. Kopin, the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA also may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of an additional 153,129 ordinary shares, consisting of (i) 107,293 ordinary shares that are issuable upon exercise of warrants held by Cranshire Capital, (ii) 12,501 ordinary shares that are issuable upon exercise of warrants held by Freestone, (iii) 13,334 ordinary shares that are held by Freestone II and (iv) 20,001 ordinary shares that are issuable upon exercise of warrants held by Freestone II.

(13)
Number of ordinary shares beneficially owned prior to the offering and offered hereby includes (i) 66,667 ordinary shares issued in the Private Placement, (ii) up to 66,667 ordinary shares issuable upon exercise of Series A Warrants issued in the Private Placement and (iii) up to 33,334 ordinary shares issuable upon exercise of Series B Warrants issued in the Private Placement.  Number of ordinary shares beneficially owned prior to and following the offering also includes up to 43,750 ordinary shares issuable upon exercise of warrants issued previously by us.  Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF. Notwithstanding the foregoing, Mr. Silverman and Mr. Abbe disclaim such beneficial ownership.

(14)
Number of ordinary shares beneficially owned prior to the offering and offered hereby includes (i) 50,000 ordinary shares issued in the Private Placement, (ii) up to 50,000 ordinary shares issuable upon exercise of Series A Warrants issued in the Private Placement and (iii) up to 25,000 ordinary shares issuable upon exercise of Series B Warrants issued in the Private Placement. Number of ordinary shares beneficially owned prior to and following the offering also includes 12,500 ordinary shares and up to 8,125 ordinary shares issuable upon exercise of warrants issued previously by us.

(15)
Number of ordinary shares beneficially owned prior to the offering and offered hereby includes (i) 75,000 ordinary shares issued in the Private Placement, (ii) up to 75,000 ordinary shares issuable upon exercise of Series A Warrants issued in the Private Placement and (iii) up to 37,500 ordinary shares issuable upon exercise of Series B Warrants issued in the Private Placement. Number of ordinary shares beneficially owned prior to and following the offering also includes 17,500 ordinary shares and up to 8,750 ordinary shares issuable upon exercise of warrants issued previously by us.

(16)
Number of ordinary shares beneficially owned prior to the offering and offered hereby includes (i) 200,000 ordinary shares issued in the Private Placement, (ii) up to 200,000 ordinary shares issuable upon exercise of Series A Warrants issued in the Private Placement and (iii) up to 100,000 ordinary shares issuable upon exercise of Series B Warrants issued in the Private Placement. Number of ordinary shares beneficially owned prior to and following the offering also includes 43,000 ordinary shares and up to 27,750 ordinary shares issuable upon exercise of warrants issued previously by us.

(17)
Number of ordinary shares beneficially owned prior to the offering and offered hereby includes (i) 50,000 ordinary shares issued in the Private Placement, (ii) up to 50,000 ordinary shares issuable upon exercise of Series A Warrants issued in the Private Placement and (iii) up to 25,000 ordinary shares issuable upon exercise of Series B Warrants issued in the Private Placement. Number of ordinary shares beneficially owned prior to and following the offering also includes 12,500 ordinary shares and up to 8,125 ordinary shares issuable upon exercise of warrants issued previously by us.

(18)
Number of ordinary shares beneficially owned prior to the offering and offered hereby includes (i) 50,000 ordinary shares issued in the Private Placement, (ii) up to 50,000 ordinary shares issuable upon exercise of Series A Warrants issued in the Private Placement and (iii) up to 25,000 ordinary shares issuable upon exercise of Series B Warrants issued in the Private Placement. Number of ordinary shares beneficially owned prior to and following the offering also includes 10,000 ordinary shares and up to 5,000 ordinary shares issuable upon exercise of warrants issued previously by us.

(19)
Number of ordinary shares beneficially owned prior to the offering and offered hereby includes (i) 50,000 ordinary shares issued in the Private Placement, (ii) up to 50,000 ordinary shares issuable upon exercise of Series A Warrants issued in the Private Placement and (iii) up to 25,000 ordinary shares issuable upon exercise of Series B Warrants issued in the Private Placement. Number of ordinary shares beneficially owned prior to and following the offering also includes 10,000 ordinary shares and up to 5,000 ordinary shares issuable upon exercise of warrants issued previously by us.

(20)
Number of ordinary shares beneficially owned prior to the offering and offered hereby includes (i) 50,000 ordinary shares issued in the Private Placement, (ii) up to 50,000 ordinary shares issuable upon exercise of Series A Warrants issued in the Private Placement and (iii) up to 25,000 ordinary shares issuable upon exercise of Series B Warrants issued in the Private Placement. Number of ordinary shares beneficially owned prior to and following the offering also includes 12,500 ordinary shares and up to 8,125 ordinary shares issuable upon exercise of warrants issued previously by us.

(21)
Number of ordinary shares beneficially owned prior to the offering and offered hereby includes (i) 50,000 ordinary shares issued in the Private Placement, (ii) up to 50,000 ordinary shares issuable upon exercise of Series A Warrants issued in the Private Placement and (iii) up to 25,000 ordinary shares issuable upon exercise of Series B Warrants issued in the Private Placement. Number of ordinary shares beneficially owned prior to and following the offering also includes 17,500 ordinary shares and up to 8,750 ordinary shares issuable upon exercise of warrants issued previously by us.

(22)
Number of ordinary shares beneficially owned prior to the offering and offered hereby includes (i) 50,000 ordinary shares issued in the Private Placement, (ii) up to 50,000 ordinary shares issuable upon exercise of Series A Warrants issued in the Private Placement and (iii) up to 25,000 ordinary shares issuable upon exercise of Series B Warrants issued in the Private Placement. Number of ordinary shares beneficially owned prior to and following the offering also includes 17,500 ordinary shares and up to 11,250 ordinary shares issuable upon exercise of warrants issued previously by us.

PLAN OF DISTRIBUTION

Each selling stockholder of the ordinary shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their ordinary shares covered hereby on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the ordinary shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume.  The selling stockholders may also sell ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the ordinary shares. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed resale of the ordinary shares covered hereby by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of the date on which all ordinary shares covered hereby (i) have been sold, hereunder or pursuant to Rule 144, or (ii) (A) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and (B) (I) may be sold without the requirement for Rosetta to be in compliance with the current public information requirement under Rule 144 or (II) Rosetta is in compliance with the current public information requirement under Rule 144.  The ordinary shares covered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the ordinary shares covered hereby may not be resold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or Exchange Act, any person engaged in the distribution of the ordinary shares covered hereby may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of ordinary shares by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Certain legal matters with respect to the legality of the issuance of the ordinary shares offered by this prospectus will be passed upon for us by Tulchinsky Stern Marciano Cohen Levitski & Co., Law Offices, Tel Aviv, Israel.

EXPERTS

The consolidated financial statements of Rosetta Genomics Ltd. as of the years ended December 31, 2009 and 2010 and for each of the three years in the period ended December 31, 2010 appearing in Rosetta Genomics Ltd. Current Report on Form 6-K, have been audited by Kost Forer Gabbay & Kasierer (A Member of Ernst & Young Global), independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$415
Legal fees and expenses*	10,000
Accounting fees and expenses*	5,000
Miscellaneous*	1,085
Total*	$16,500
__________
*Estimated

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

•	Annual Report on Form 20-F for the year ended December 31, 2010, filed on March 31, 2011 (File No. 001-33042);

•	Amendment No. 1 to Annual Report on Form 20-F for the year ended December 31, 2010, filed on June 20, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on January 3, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on January 24, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on February 1, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on February 8, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on February 18, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on February 18, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on March 8, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on March 31, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on April 4, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on April 12, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on May 3, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on May 9, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on June 2, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on June 14, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on June 15, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on June 17, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on June 28, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on July 6, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on July 14, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on July 21, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on July 26, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on September 30, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on October 11, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on October 12, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on October 14, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on October 20, 2011 (File No. 001-33042);

•	Report on Form 6-K filed on November 2, 2011 (File No. 001-33042); and

•	the description of our ordinary shares contained in our Form 8-A filed on September 22, 2006 (File No. 001-33042).

All subsequent annual reports on Form 20-F filed by us and all subsequent reports on Form 6-K filed by us that are identified by us as being incorporated by reference shall be deemed to be incorporated by reference into this prospectus and deemed to be a part hereof after the date of this prospectus but before the termination of the offering by this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

General Counsel
Rosetta Genomics Ltd.
10 Plaut Street, Science Park
Rehovot 76706 POB 4059
Israel
+972-73-222-0700

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement on Form F-3 relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we anticipate filing with the SEC, within six months after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent accounting firm.

You may read and copy any document we file or furnish with the SEC at reference facilities at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

We are organized under the laws of Israel and most of our directors and executive officers reside outside of the United States.  As a result, service of process on them may be difficult to effect in the United States.  Furthermore, because a substantial portion of our assets are located in Israel, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

Under Israeli law, subject to various time limitations, an Israeli court may declare a judgment rendered by a foreign court in a civil matter, including judgments awarding monetary or other damages in non civil matters, enforceable if it finds that:

1.	the judgment was rendered by a court which was, according to the foreign country’s laws, competent to render it;

2.	the judgment is no longer appealable;

3.
the obligation in the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

4.	the judgment can be executed in the state in which it was given

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel.  An Israeli court also will not declare a foreign judgment enforceable if it is proven to the Israeli court that:

1.	the judgment was obtained by fraud;

2.	there was no due process;

3.	the judgment was given by a court not competent to render it according to the rules of private international law in Israel;

4.	the judgment conflicts with another judgment that was given in the same matter between the same parties and which is still valid; or

5.	at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers

Article 67 of our articles of association provides as follows:

“INDEMNITY AND INSURANCE

(a)      Subject to the provisions of the Companies Law and to the fullest extent permitted under the Companies Law, as shall be in effect from time to time, the Company may:

(i)	enter into a contract for the insurance of the liability, in whole or in part, of any of its Office Holders;
(ii)
undertake in advance to indemnify an Office Holder, under any circumstances, in respect of which the Company may undertake in advance to indemnify an Office Holder under the Companies Law, subject to the limitations set forth in the Companies Law;

(iii)	indemnify an Office Holder as permitted under the Companies Law;
(iv)	release and exculpate, in advance, any Office Holder from any liability from damages arising out of a breach of a duty of care towards the Company.
(b)      Any amendment to the Companies Law adversely affecting the right of any Office Holder to be indemnified or insured pursuant to this Article 67 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by the Companies Law.

(c)      The provisions of this Article 67 are not intended, and shall not be interpreted so as to restrict the Company, in any manner, in respect of the procurement of insurance and/or indemnification and/or exculpation, in favour of any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder.”

Article 2 of our articles of association defines “Office Holder” as “every director and every other person included in the definition of “office holder” under the Companies Law, including the executive officers of the Company.”

The  Companies Law provides that a company may, if its articles of association include provisions which allow it to do so:

(1)	enter into a contract to insure the liability of an “office holder” (as defined) of the company by reason of acts or omissions committed in his or her capacity as an office holder of the company for:

(a)	the breach of his or her duty of care to the company or any other person;

(b)
the breach of his or her duty of loyalty to the company to the extent he or she acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company; and

(c)	monetary liabilities or obligations which may be imposed upon him or her in favor of other persons.

(2)
indemnify an office holder of the company for the following liabilities or expenses that may be imposed upon him or her or that he or she may incur by reason of acts or omissions committed in his or her capacity as an office holder of the company, for:

(a)	monetary liabilities or obligations imposed upon him or her in favor of another person under a court judgment, including a compromise judgment or an arbitrator’s decision approved by a court;

(b)
reasonable litigation expenses, including attorney’s fees, actually incurred by the office holder pursuant to an inquiry or a proceeding brought against him or her by a competent authority, which was concluded without the submission of an indictment against him or her and without any financial penalty being imposed on him or her as an alternative to a criminal proceeding or which was concluded without the submission of an indictment against him or her but with a financial penalty being imposed on him or her as an alternative to a criminal proceeding, in respect of a criminal action which does not require proof of criminal intent;

In this subsection: (i) a proceeding concluded without the submission of an indictment in a matter in respect to which a criminal investigation was initiated shall mean the relevant case against him or her being closed in accordance with the provisions of Section 62 of the Israeli Criminal Procedure Law, 5742-1982, or by virtue of a stay of proceedings by the Attorney General in accordance with the provisions of Section 231 of the Israeli Criminal Procedure Law, 5742-1982; and (ii) “a financial penalty imposed as an alternative to a criminal proceeding” means a monetary penalty imposed in accordance with law as an alternative to a criminal proceeding, including an administrative fine in accordance with the Israeli Administrative Crimes Law, 5746-1985, a fine for a crime that is considered a crime in respect of which a fine may be imposed, in accordance with the provisions of the Israeli Criminal Procedure Law, 5742-1982, a monetary sanction or a monetary composition; and

(c)
reasonable litigation expenses, including attorney’s fees, actually incurred by the office holder or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of the company or by other persons, or in connection with a criminal action from which he or she was acquitted, or in connection with a criminal action which does not require proof of criminal intent in which he or she was convicted.

(3)
exempt an office holder, in advance, from and against all or part of his or her liability for damages due to a breach of his or her duty of care to it, provided that a company may not exempt a director in advance from his or her liability to it due to a breach of his or her duty of care with respect to a ‘Distribution’ (as defined in Section 1 of the Companies Law).

The Companies Law provides that a company’s articles of association may provide for indemnification of an office holder (X) post-factum; and (Y) may also provide that a company may undertake to indemnify an office holder in advance as follows: (i) as detailed in section 2(a) above, provided that the undertaking is limited to types of occurrences which, in the opinion of the company’s board of directors, are, at the time of the undertaking, foreseeable in light of the activities of the company when the undertaking is given and to an amount or a criteria that the board of directors has determined is reasonable in the circumstances, and that the undertaking shall specify the occurrences which in the board of directors’ opinion are foreseeable as aforesaid, and the amount or criteria set by the board of directors as reasonable in the circumstances (ii) as detailed in sections 2(b) and 2(c) above.

The Companies Law provides that a provision in a company’s articles of association which permits the company to enter into a contract to insure the liability of or to indemnify an office holder or to exempt an office holder from his or her liability to the company, or a resolution of a company’s board of directors to indemnify an office holder with respect to the following will not be valid:

•	a breach of his or her duty of loyalty, other than, in respect of indemnification and insurance, to the extent described in Section 1(b) above;
•	a breach of his or her duty of care that was done intentionally or recklessly, unless the breach was done only in negligence;
•	an act or omission done with the intent to unlawfully realize personal gain; or
•	a fine, monetary sanction, forfeit or penalty imposed upon him or her.

The term “office holder” (or “Noseh Misra” in Hebrew) is defined in the Companies Law as a managing director, chief executive officer, executive vice president, vice president, any other person fulfilling or assuming any of the foregoing positions without regard to such person’s title, as well as a director, or a manager directly subordinate to the managing director.

Granting an exemption to, indemnification of, and procurement of insurance coverage for, an office holder of a company requires, under the Companies Law, the approval of the company’s audit committee and board of directors, and, in some circumstances, including if the office holder is a director, the approval of the company’s shareholders.

Our office holders are currently covered by a directors and officers’ liability policy. We have also resolved to provide directors and certain other office holders with our standard indemnification undertaking which provides for indemnification from any liability for damages caused as a result of a breach of duty of care and provides an exemption, to the fullest extent permitted by law, all in accordance with and pursuant to the terms set forth in the said indemnification undertaking.

Item 9.  Exhibits

Exhibit Number	Description of Document
4.1	Form of Share Certificate for Ordinary Shares (Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1 (Reg. No. 333-137095) and incorporated herein by reference).

4.2
Form of Series A Warrant issued to the Purchasers and the placement agent and its affiliates in the Private Placement on October 19, 2011 (Filed as Exhibit 4.1 to the Registrant’s Report on Form 6-K filed on October 14, 2011 (File No. 001-33042) and incorporated herein by reference).

4.3
Form of Series B Warrant issued to the Purchasers in the Private Placement on October 19, 2011 (Filed as Exhibit 4.2 to the Registrant’s Report on Form 6-K filed on October 14, 2011 (File No. 001-33042) and incorporated herein by reference).

5.1	Opinion of Tulchinsky Stern Marciano Cohen Levitski & Co.

10.1
Securities Purchase Agreement, dated October 13, 2011, by and between Rosetta Genomics Ltd. and the Purchasers in the Private Placement (Filed as Exhibit 10.1 to the Registrant’s Report on Form 6-K filed on October 14, 2011 (File No. 001-33042) and incorporated herein by reference).

10.2
Registration Rights Agreement, dated October 13, 2011, by and between Rosetta Genomics Ltd. and the Purchasers in the Private Placement (Filed as Exhibit 10.2 to the Registrant’s Report on Form 6-K filed on October 14, 2011 (File No. 001-33042) and incorporated herein by reference).

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

23.2	Consent of Tulchinsky Stern Marciano Cohen Levitski & Co. (included in Exhibit 5.1 to this registration statement on Form F-3).

24.1	Power of Attorney (included on signature page).

Item 10.  Undertakings

(a)           The undersigned Registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           If the registrant is relying on Rule 430B:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, the City of Rehovot, State of Israel on November 2, 2011.

ROSETTA GENOMICS LTD.

By:	/s/ Kenneth A. Berlin
Kenneth A. Berlin, Chief Executive Officer and
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below hereby appoints Kenneth A. Berlin, Brian Markison and Tami Fishman Jutkowitz, and each of them acting singly, as his or her true and lawful attorney-in-fact to sign on his or her behalf and individually and in the capacity stated below and to file all amendments (including post-effective amendments) and make such changes and additions to this registration statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b), and to file the same, with all exhibits thereof, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Signature	Title(s)	Date
/s/ Kenneth A. Berlin	Chief Executive Officer and President (principal executive officer)	November 2, 2011
Kenneth A. Berlin
/s/ Keren Givli	Interim Vice President, Finance (principal financial and accounting officer)	November 2, 2011
Keren Givli
/s/ Brian Markison	Chairman of the Board	November 2, 2011
Brian Markison
/s/ Isaac Bentwich	Director	November 2, 2011
Isaac Bentwich, M.D.
/s/ Gerald Dogon	Director	November 2, 2011
Gerald Dogon

/s/ Joshua Rosensweig	Director	November 2, 2011
Joshua Rosensweig
/s/ David Sidransky	Director	November 2, 2011
David Sidransky, M.D.
	Director	November 2, 2011
Tali Yaron-Eldar
SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Rosetta Genomics Inc., the duly authorized representative in the United States of Rosetta Genomics Ltd., has signed this registration statement on November 2, 2011.

ROSETTA GENOMICS INC.

By:	/s/ Kenneth A. Berlin
Kenneth A. Berlin, President